Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among:

RIVERBED TECHNOLOGY, INC.,

a Delaware corporation;

OCTAGON ACQUISITION CORP.,

a Delaware corporation; and

OPNET TECHNOLOGIES, INC.,

a Delaware corporation

Dated as of October 28, 2012

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3.27	Financial Advisor	41
3.28	Information Supplied	41

Section 4.	Representations and Warranties of Parent and Acquisition Sub	41

4.1	Due Organization, Etc	41
4.2	Certificate of Incorporation and Bylaws	41
4.3	Capitalization, Etc	42
4.4	Authority; Binding Nature of Agreement	42
4.5	Non-Contravention	42
4.6	Financial Advisor	43
4.7	Information Supplied	43
4.8	SEC Filings; Financial Statements	43
4.9	Absence of Changes	44
4.10	Legal Proceedings; Orders	45
4.11	Ownership of Shares	45
4.12	Ownership of Acquisition Sub; No Prior Activities	45
4.13	Financing	45

Section 5.	Certain Covenants of the Company	46

5.1	Access and Investigation	46
5.2	Operation of the Company’s Business	48
5.3	No Solicitation	51
5.4	Company Equity Awards and ESPP	55

Section 6.	Additional Covenants of the Parties	57

6.1	Stockholder Approval and Short-Form Merger	57
6.2	Regulatory Approvals	57
6.3	Employee Benefits	59
6.4	Indemnification of Officers and Directors	60
6.5	Public Announcement	61
6.6	Stockholder Litigation	61
6.7	Section 16 Matters	61
6.8	Resignation of Officers and Directors	61
6.9	Rule 14d–10 Matters	61
6.10	Delisting	61
6.11	Listing	62
6.12	Financing	62

Section 7.	Conditions Precedent to the Merger	65

7.1	Stockholder Approval	65
7.2	No Restraints	65
7.3	Consummation of Offer	66

Section 8.	Termination	66

8.1	Termination	66
8.2	Effect of Termination	67
8.3	Expenses; Termination Fees	68

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Section 9.	Miscellaneous Provisions	70

9.1	Amendment	70
9.2	Waiver	70
9.3	No Survival of Representations and Warranties	70
9.4	Entire Agreement; Counterparts	70
9.5	Applicable Law; Jurisdiction; Waiver of Jury Trial	71
9.6	Disclosure Schedule	71
9.7	Attorneys’ Fees	71
9.8	Assignability	72
9.9	Notices	72
9.10	Cooperation	73
9.11	Severability	73
9.12	Enforcement	73
9.13	Obligation of Parent	74
9.14	Financing Sources	74
9.15	Construction	74

EXHIBITS

Exhibit A	-	Certain Definitions

Exhibit B	-	Conditions to the Offer

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of October 28, 2012, by and among: RIVERBED TECHNOLOGY, INC., a Delaware corporation (“Parent”); OCTAGON ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”); and OPNET TECHNOLOGIES, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Acquisition Sub and the Company have determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement.

B. In furtherance of the contemplated acquisition of the Company by Parent, it is proposed that Acquisition Sub make an exchange offer (the “Offer”) to acquire all of the issued and outstanding shares of Company Common Stock, in exchange for consideration, per share of Company Common Stock, comprised of: (i) $36.55, net to the seller in cash (the “Cash Consideration”); plus (ii) 0.2774 of a share of Parent Common Stock (the “Stock Consideration”) (the Cash Consideration and the Stock Consideration or any different consideration per share of Company Common Stock that may be paid pursuant to the Offer in accordance with this Agreement, the “Offer Price”), without interest thereon and subject to any required Tax withholding.

C. It is further proposed that, after acquiring shares of Company Common Stock pursuant to the Offer, Acquisition Sub shall merge with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the merger of Acquisition Sub with and into the Company being referred to in this Agreement as the “Merger”).

D. In order to induce Parent and Acquisition Sub to enter into this Agreement and to consummate the Contemplated Transactions, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company are executing and delivering tender and support agreements in favor of Parent and Acquisition Sub (the “Stockholder Agreements”).

E. In order to induce Parent and Acquisition Sub to enter into this Agreement and to consummate the Contemplated Transactions, concurrently with the execution and delivery of this Agreement, each of Alain J. Cohen, Marc A. Cohen, Pradeep Singh, Yevgeny Gurevich, Patrick Malloy and Russell Elsner are executing and delivering noncompetition agreements to be effective as of Closing.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. The Offer

1.1	Conduct of the Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 8, Acquisition Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as reasonably practicable after the date of this Agreement, but in no event later than the 10th business day after the date of this Agreement (unless another date shall be agreed to in writing by Parent and the Company); provided, however, that Acquisition Sub shall not be required to commence the

Offer, and the 10 business day period (or such other period as shall be agreed to in writing by Parent and the Company) referred to in this sentence shall be accordingly extended, if the Company shall not: (i) have: (A) provided to Parent on a timely basis all information reasonably requested by Parent in connection with the preparation of the Offer Documents; or (B) reviewed and provided comments to Parent on the Offer Documents on a timely basis; (ii) have given: (A) Parent and its legal counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC; or (B) reasonable consideration to any such comments provided by Parent or its legal counsel; and (iii) be prepared to file with the SEC immediately following commencement of the Offer, and to disseminate to holders of shares of Company Common Stock, the Schedule 14D-9. (The date on which Acquisition Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date.”)

(b) The obligation of Acquisition Sub to accept for payment, and pay for, shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer shall be subject only to the satisfaction or (if permitted) waiver of (and shall not be subject to any other conditions): (i) the condition (the “Minimum Condition”) that there shall be validly tendered (and not withdrawn) a number of shares of Company Common Stock (excluding shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) that, together with any shares of Company Common Stock owned by Parent or Acquisition Sub immediately prior to the Acceptance Time, represents a majority of the Adjusted Outstanding Share Number; and (ii) the other conditions set forth in Exhibit B (the Minimum Condition and the other conditions set forth in Exhibit B are referred to collectively as the “Offer Conditions”). For purposes of this Agreement, the “Adjusted Outstanding Share Number” shall be the sum of: (A) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Acceptance Time; plus (B) an additional number of shares up to (but not exceeding) the aggregate number of shares of Company Common Stock issuable upon the conversion, exchange or exercise, as applicable, of all options, warrants and other rights to acquire, or securities convertible into or exchangeable for, Company Common Stock that are outstanding immediately prior to the Acceptance Time (other than the Top-Up Option).

(c) Parent and Acquisition Sub each expressly reserves the right, in its sole discretion to: (i) increase the Offer Price; and (ii) waive any Offer Condition or make any other changes to the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company, neither Parent nor Acquisition Sub shall: (A) amend, modify or waive the Minimum Condition; or (B) make any change to the Offer that: (1) changes the form of consideration to be delivered by Acquisition Sub pursuant to the Offer; (2) decreases the Offer Price or the number of shares of Company Common Stock sought to be purchased by Acquisition Sub in the Offer; (3) amends or modifies any condition set forth in Exhibit B in any manner adverse to the holders of Company Common Stock; (4) imposes any conditions to the Offer in addition to the Offer Conditions; (5) except as provided in Section 1.1(d), extends or otherwise changes the expiration date of the Offer; or (6) otherwise amends the Offer in any manner adverse (other than in an immaterial respect) to the holders of Company Common Stock. Subject to the prior satisfaction of the Minimum Condition and the satisfaction, or waiver by Parent or Acquisition Sub, of the other Offer Conditions, as soon as practicable after the Expiration Date, Acquisition Sub shall: (x) consummate the Offer in accordance with its terms; (y) accept for payment all shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer (provided, however, that with regard to shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee, Acquisition Sub shall be under no obligation to make any payment for such shares unless and until such shares are delivered in settlement or satisfaction of such guarantee); and (z) pay and issue the Offer Price in exchange for each share of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer. No fractional shares of Parent Common Stock shall be issued by virtue of the

Offer, no dividends or other distributions with respect to Parent Common Stock shall be payable on or with respect to any such fractional share interest, and such fractional share interest will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of shares of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fractional share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the Nasdaq Stock Market on the date the Acceptance Time occurs.

(d) The Offer shall initially be scheduled to expire on the later of: (x) 20 business days following the Offer Commencement Date (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act); and (y) December 17, 2012 (unless otherwise agreed to in writing by Parent and the Company)(the “Initial Expiration Date,” such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Section 8.1: (i) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, Acquisition Sub may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to 20 business days per extension, to permit such Offer Condition to be satisfied; (ii) Acquisition Sub shall extend the Offer from time to time for: (A) any period required by any Legal Requirement, any interpretation or position of the SEC, the staff thereof or the Nasdaq Stock Market applicable to the Offer; (B) periods of up to 20 business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act and any foreign antitrust or competition-related Legal Requirement shall have expired or been terminated; and (C) any period of up to five business days per extension until the Marketing Period shall have been completed; (iii) if on any scheduled Expiration Date, Parent and Acquisition Sub shall not have received the Financing and Parent, acting reasonably and in good faith, shall have determined that the Financing contemplated by Section 6.12(a) will not be received by Parent or Acquisition Sub at the anticipated Acceptance Time, Acquisition Sub shall extend the Offer, on one or more occasions, for an additional period of up to five business days per extension to permit Parent or Acquisition Sub to receive the Financing contemplated by Section 6.12(a); and (iv) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, at the request of the Company, Acquisition Sub shall extend the Offer on one or more occasions for an additional period of up to 20 business days per extension, to permit such Offer Condition to be satisfied; provided, however, that in no event shall Acquisition Sub: (1) be required to accept for payment, and pay for, shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer until the Marketing Period shall have been completed; (2) be required to extend the Offer beyond the first business day immediately following the Outside Date; or (3) be permitted to extend the Offer beyond the first business day immediately following the Outside Date without the prior written consent of the Company. If Parent determines not to exercise the Top-Up Option because the exercise of the Top-Up Option in accordance with the terms and conditions set forth in Section 1.4 would violate applicable Legal Requirements, then Acquisition Sub shall elect to provide for a “subsequent offering period” of three business days in accordance with Rule 14d-11 under the Exchange Act (provided that Acquisition Sub shall be entitled, in its discretion and without the consent of the Company or any other Person, to provide for one or more extensions thereof). Acquisition Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Section 8.

(e) On the Offer Commencement Date, Parent and Acquisition Sub shall: (i) cause to be filed with the SEC, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, the “Schedule TO”), which will contain or incorporate by reference: (A) Acquisition Sub’s offer to exchange shares of Company Common Stock pursuant to the Offer (the “Offer to Exchange”); (B) a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the “Preliminary Prospectus”); and (C) forms of the related letter of transmittal and summary advertisement; (ii) file with the SEC a registration statement on Form S-4 (or similar successor form) to register the offer and sale of Parent Common Stock pursuant to the Offer (including amendments or supplements thereto, the “Registration Statement”), which Registration Statement shall include the Preliminary Prospectus; and (iii) cause the Offer to Exchange, the Preliminary Prospectus and related documents to be disseminated to holders of shares of Company Common Stock as and to the extent required by the United States securities laws and the rules and regulations of the SEC promulgated thereunder. Parent and Acquisition Sub shall use reasonable efforts to cause such Schedule TO and Registration Statement, and all exhibits, amendments and supplements thereto (collectively, the “Offer Documents”) and the filing and dissemination thereof to comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations thereunder and with all other applicable Legal Requirements. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including all amendments and supplements thereto) prior to the filing thereof with the SEC and Parent and Acquisition Sub shall give reasonable consideration to any such comments. Parent and Acquisition Sub shall promptly notify the Company and its legal counsel upon the receipt of any comments received by Parent, Acquisition Sub or their legal counsel from the SEC or its staff with respect to the Offer Documents, or any request from the SEC for amendments or supplements to the Offer Documents, and shall promptly provide the Company and its legal counsel with copies of all written correspondence between them and their Representatives, on the one hand, and the SEC, on the other hand, or, if not in writing, a description of such communication. Parent and Acquisition Sub shall give the Company and its legal counsel a reasonable opportunity to participate in preparing the proposed response of Parent and Acquisition Sub to comments received from the SEC or its staff and to provide comments on any proposed response thereto, and Parent and Acquisition Sub shall give reasonable consideration to any such comments. Each of Parent, Acquisition Sub and the Company: (1) shall use reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer; and (2) to the extent required by the applicable requirements of United States securities laws and the rules and regulations of the SEC promulgated thereunder, shall use reasonable efforts to promptly correct any information provided by it for use in the Offer Documents to the extent such information shall be or shall have become false or misleading in any material respect, and Parent and Acquisition Sub shall take all steps necessary to cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by the United States securities laws and the rules and regulations of the SEC promulgated thereunder, to be disseminated to holders of shares of Company Common Stock. The Company shall promptly furnish to Parent and Acquisition Sub all information concerning the Acquired Corporations and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(e).

(f) If, between the date of this Agreement and the date on which any particular share of Company Common Stock is accepted for payment pursuant to the Offer, the outstanding shares of Company Common Stock or shares of Parent Common Stock, as the case may be, are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a record date with respect to any such event shall occur during such period, then each of the Cash Consideration and the Stock Consideration shall be appropriately adjusted.

(g) Without limiting the generality of Section 9.13, Parent shall cause to be provided to Acquisition Sub all of the funds necessary to purchase any shares of Company Common Stock that Acquisition Sub becomes obligated to purchase pursuant to the Offer, and shall cause Acquisition Sub to comply with, on a timely basis, all of Acquisition Sub’s obligations under this Agreement.

1.2 Company Actions.

(a) The Company hereby approves of and consents to the Offer and represents and warrants to Parent and Acquisition Sub that the Company’s board of directors, at a meeting duly called and held, has by the unanimous vote of all directors of the Company: (i) determined that this Agreement and the Contemplated Transactions, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders; (ii) approved and adopted this Agreement and approved the Contemplated Transactions, including the Offer and the Merger, in accordance with the requirements of the General Corporation Law of the State of Delaware (the “DGCL”); (iii) declared the advisability of this Agreement; (iv) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Acquisition Sub pursuant to the Offer and, to the extent required to consummate the Merger, approve this Agreement (the unanimous recommendation of the Company’s board of directors that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and approve this Agreement being referred to as the “Company Board Recommendation”); (v) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination” or similar restriction set forth in any state takeover law or other Legal Requirement that might otherwise apply to the Stockholder Agreements, the Offer, the Merger or any of the other Contemplated Transactions; and (vi) directed that the approval of this Agreement be submitted to the stockholders of the Company, as promptly as practicable after the Acceptance Time, if required to consummate the Merger under the DGCL. Subject to Section 5.3, the Company consents to the inclusion of the Company Board Recommendation in the Offer Documents.

(b) Contemporaneously with the filing by Parent and Acquisition Sub of the Schedule TO and the Registration Statement, or as promptly as practicable thereafter on the Offer Commencement Date, the Company shall file with the SEC and (contemporaneously with the dissemination of the Offer to Exchange, the Preliminary Prospectus and related documents) disseminate to holders of shares of Company Common Stock a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that shall reflect the terms and conditions of this Agreement and the information required by Section 1.3(b) and, subject only to Section 5.3, shall reflect the Company Board Recommendation. The Company shall use reasonable efforts to cause the Schedule 14D-9 and the filing and dissemination thereof to comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and with all other applicable Legal Requirements, and shall ensure that the Schedule 14D-9 and, if required by applicable Legal Requirements, the Registration Statement, include: (i) the opinion of the financial advisor referred to in Section 3.26; and (ii) a fair summary of the financial analysis conducted by such financial advisor in accordance with all applicable Legal Requirements. Parent and its legal counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC and the Company shall give reasonable consideration to any such comments. The Company shall promptly notify Parent and its legal counsel upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall promptly provide Parent and its legal counsel with copies of all written correspondence between them and their Representatives, on the one hand, and the SEC, on the other hand, or, if not in writing, a description of such communication. The Company shall give Parent and its counsel a reasonable opportunity to participate in preparing the proposed response of the Company to comments received from the SEC or its staff and to provide comments on any proposed response thereto, and the Company shall give reasonable consideration to any such comments. Each of Parent, Acquisition Sub and the Company: (1) shall use reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9; and (2) to the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder or by other applicable Legal Requirements, shall use reasonable efforts to promptly correct any information provided by it for use in the Schedule 14D-9 to the extent that such information shall be or shall have become false or misleading in any material respect and the Company shall take all steps necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by applicable Legal Requirements, to be disseminated to holders of shares of Company Common Stock. Parent and Acquisition Sub shall promptly furnish to the Company all information concerning Parent, Acquisition Sub and the Offer that may be required or reasonably requested in connection with any action contemplated by this Section 1.2(b).

(c) The Company shall promptly provide to Parent: (i) a list of the Company’s stockholders, non-objecting beneficial owners, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case accurate and complete as of the most recent practicable date; and (ii) such additional information (including updated lists of stockholders, non-objecting beneficial owners, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer or the Merger.

1.3 Directors.

(a) Effective upon the Acceptance Time and from time to time thereafter, Parent shall be entitled to designate, to serve on the Company’s board of directors, the number of directors, rounded up to the next whole number, determined by multiplying: (i) the total number of directors on the Company’s board of directors (giving effect to any increase in the size of the Company’s board of directors effected pursuant to this Section 1.3(a)); by (ii) a fraction having a numerator equal to the aggregate number of shares of Company Common Stock then beneficially owned by Parent or Acquisition Sub (including all shares of Company Common Stock accepted for payment pursuant to the Offer), and having a denominator equal to the total number of shares of Company Common Stock then issued and outstanding (provided that, in no event shall Parent’s director designees constitute less than a majority of the entire board of directors of the Company). The Company shall take all action necessary to cause Parent’s designees to be elected or appointed to the Company’s board of directors, including seeking and accepting resignations of incumbent directors and, if such resignations are not obtained, increasing the size of the Company’s board of directors. From and after the Acceptance Time, to the extent requested by Parent, the Company shall also: (A) use its reasonable best efforts to obtain and deliver to Parent the resignation of each individual who is an officer of any of the Acquired Corporations; and (B) cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on: (1) each committee of the Company’s board of directors; and (2) the board of directors of each Subsidiary of the Company (and each committee thereof) that represents at least the same percentage as individuals designated by Parent represent on the board of directors of the Company. Notwithstanding the provisions of this Section 1.3, the Company shall use reasonable efforts to ensure that, at all times after the Acceptance Time and prior to the Effective Time, at least two of the members of the Company’s board of directors are individuals who were directors of the Company on the date of this Agreement (“Continuing Directors”); provided, however, that: (x) if at any time after the Acceptance Time and prior to the Effective Time there shall be only one Continuing Director serving as a director of the Company for any reason, then the Company’s board of directors shall cause an individual selected by the remaining Continuing Director to be appointed to serve on the Company’s board of directors (and such individual shall be deemed to be a Continuing Director for all purposes under this Agreement); and (y) if at any time after the Acceptance Time and prior to the Effective Time no Continuing Directors remain on the Company’s board of directors, then the Company’s board of directors shall appoint two individuals who are not officers, employees or Affiliates of the Company, Parent or Acquisition Sub to serve on the Company’s board of directors (and such individuals shall be deemed to be Continuing Directors for all purposes under this Agreement).

(b) The Company’s obligations to appoint Parent’s designees to the Company’s board of directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. In connection with the performance of its obligations to cause Parent’s designees to be elected or appointed to the Company’s board of directors, the Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) of the Exchange Act and Rule 14f-1 thereunder require; provided, that the Company’s obligations under Section 1.3(a) shall be subject to the Company’s timely receipt of the information with respect to Parent and its nominees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The provisions of this Section 1.3 are in addition to, and shall not limit, any right that Acquisition Sub, Parent or any Affiliate of Acquisition Sub or Parent may have (with respect to the election of directors or otherwise) under applicable Legal Requirements as a holder or beneficial owner of shares of Company Common Stock.

(c) Following the election or appointment of Parent’s designees to the Company’s board of directors pursuant to Section 1.3(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize any of the following actions of the Company (each, an “Adverse Action”), to the extent the action in question could reasonably be expected to affect adversely the holders of shares of Company Common Stock (other than Parent or Acquisition Sub): (i) any action by the Company with respect to any amendment or waiver of any term or condition of this Agreement, the Merger, the Promissory Note or the certificate of incorporation or bylaws of the Company; (ii) any termination of this Agreement by the Company; or (iii) any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Acquisition Sub, or any waiver or assertion of any of the Company’s rights under this Agreement. The approval of any Adverse Action by a majority of the Continuing Directors shall constitute the valid authorization of the Company’s board of directors with respect to such Adverse Action, and no other action on the part of the Company or by any other director of the Company shall be required to authorize such Adverse Action.

1.4 Top-Up Option.

(a) The Company hereby grants to Parent and Acquisition Sub an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 1.4, to purchase from the Company the number of newly-issued, fully paid and non-assessable shares of Company Common Stock (the “Top-Up Shares”) equal to the lesser of: (i) the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent or Acquisition Sub at the time of exercise of the Top-Up Option, constitutes at least one share more than 90% of the number of shares of Company Common Stock that would be outstanding on a fully-diluted basis (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) immediately after the issuance of all shares of Company Common Stock subject to the Top-Up Option; or (ii) the aggregate number of shares of Company Common Stock that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued or reserved for issuance) at the time of exercise of the Top-Up Option.

(b) The Top-Up Option may be exercised by Parent or Acquisition Sub, in whole or in part, at any time at or after the Acceptance Time. If: (i) the number of shares of Company Common Stock owned by Parent or Acquisition Sub immediately following the Acceptance Time does not constitute at least one share more than 90% of the number of shares of Company Common Stock that are then outstanding on a fully-diluted basis; (ii) the exercise of the Top-Up Option would result in Parent or Acquisition Sub owning at least one share more than 90% of the number of shares of Company Common Stock that are then outstanding on a fully-diluted basis; and (iii) the exercise of the Top-Up Option in accordance with this Section 1.4 would not violate any applicable legal requirements, then the Top-Up

Option shall be exercised by Parent or Acquisition Sub. The aggregate purchase price payable for the shares of Company Common Stock being purchased by Parent or Acquisition Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such shares by the Offer Price (it being understood that, if Parent elects to exercise the Top-Up Option, the Offer Price for purposes of this Section 1.4(b) shall be equal to: (A) the Cash Consideration; plus (B) the dollar amount determined by multiplying the Stock Consideration by the average of the closing sale prices of a share of Parent Common Stock as reported on the Nasdaq Global Select Market for each of the 10 consecutive trading days prior to the date on which the Top-Up Option is exercised). Such purchase price may be paid by Parent or Acquisition Sub, at its election either: (1) in cash, by wire transfer of immediately available funds; or (2) by: (x) paying in cash, by wire transfer of immediately available funds, an amount equal to not less than the aggregate par value of the Top-Up Shares; and (y) executing and delivering to the Company a full recourse promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause “(x)” (the “Promissory Note”). The Promissory Note: (I) shall be due on the first anniversary of the date of execution and delivery thereof; (II) shall bear simple interest at the rate of 3% per annum, payable in arrears at maturity; (III) shall be full recourse against Parent and Acquisition Sub; (IV) may be prepaid, in whole or in part, at any time without premium or penalty; and (V) shall have no other material terms. Parent, Acquisition Sub and the Company acknowledge and agree that, in any appraisal proceeding related to this Agreement, the fair value of the shares of Company Common Stock subject to the appraisal proceeding shall be determined in accordance with the DGCL without regard to the exercise by Parent or Acquisition Sub of the Top-Up Option, any shares of Company Common Stock issued upon exercise of the Top-Up Option or the Promissory Note.

(c) In the event Parent or Acquisition Sub wishes to exercise the Top-Up Option, Parent or Acquisition Sub shall deliver to the Company a notice setting forth: (i) the number of shares of Company Common Stock that Parent or Acquisition Sub intends to purchase pursuant to the Top-Up Option; (ii) the manner in which Parent or Acquisition Sub intends to pay the applicable exercise price; and (iii) the place and time at which the closing of the purchase of such shares of Company Common Stock by Parent or Acquisition Sub is to take place. The Company shall, as soon as practicable following receipt of such notice, notify Acquisition Sub of the number of shares of Company Common Stock then outstanding, the number of shares of Company Common Stock then outstanding on a fully-diluted basis and the number of Top-Up Shares. At the closing of the purchase of such shares of Company Common Stock, Parent or Acquisition Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for such shares, and the Company shall cause to be issued to Parent or Acquisition Sub (as the case may be) a certificate representing such shares. Parent and Acquisition Sub acknowledge that any Top-Up Shares issued upon exercise of the Top-Up Option will not be registered under the Securities Act and that all such Top-Up Shares will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Acquisition Sub hereby represents and warrants to the Company that Parent and Acquisition Sub are, and will be, upon the purchase of the Top-Up Shares, “accredited investors,” as defined in Rule 501 of Regulation D under the Securities Act. Acquisition Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Parent or Acquisition Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(d) Without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Agreement may be exercised only once and shall not be assigned by Parent or Acquisition Sub. Any attempted assignment in violation of this Section 1.4(d) shall be null and void.

Section 2. THE MERGER

2.1 Merger of Acquisition Sub into the Company. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Acquisition Sub shall be merged with and into the Company. Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”), and the separate corporate existence of Acquisition Sub shall cease.

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

2.3 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 201 Redwood Shores Parkway, Redwood Shores, California, at 10:00 a.m. on a date (the “Closing Date”), which shall be no later than the second business day after the satisfaction or (to the extent permitted by applicable Legal Requirements) waiver of the last to be satisfied or waived of the conditions set forth in Section 7 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Legal Requirements) waiver of those conditions) or at such other place, time and date as shall be agreed in writing by the parties. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing and, concurrently with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware, or at such later time as may be specified in such certificate of merger with the consent of Parent (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

2.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be amended in its entirety pursuant to the Merger at the Effective Time or immediately thereafter to conform to the certificate of incorporation of Acquisition Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “OPNET Technologies, Inc.” and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements;

(b) the bylaws of the Surviving Corporation shall be amended and restated at the Effective Time or immediately thereafter to conform to the bylaws of Acquisition Sub as in effect immediately prior to the Effective Time, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Acquisition Sub immediately prior to the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.5	Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock then held by any wholly owned Subsidiary of the Company shall remain issued and outstanding and no consideration shall be delivered in exchange therefor;

(iii) any shares of Company Common Stock then held by Parent, Acquisition Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iv) except as provided in clauses “(i),” “(ii)” and “(iii)” above and subject to Section 2.5(b), Section 2.5(c), Section 2.6(e) and Section 2.7, each share of Company Common Stock then outstanding shall be converted into the right to receive the Cash Consideration and the Stock Consideration (the “Merger Price”), without interest thereon; and

(v) each share of the common stock, $0.01 par value per share, of Acquisition Sub then outstanding shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(b) If, during the Pre-Closing Period, the outstanding shares of Company Common Stock or Parent Common Stock, as the case may be, are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a record date with respect to any such event shall occur during such period, then the Cash Consideration and the Stock Consideration shall be appropriately adjusted.

(c) No fractional shares of Parent Common Stock shall be issued by virtue of the Merger, no dividends or other distributions with respect to Parent Common Stock shall be payable on or with respect to any such fractional share interest, and such fractional share interest will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of shares of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fractional share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the Nasdaq Stock Market on the Closing Date.

(d) At the Effective Time, shares of Company Restricted Stock that vest as a result of the consummation of the Contemplated Transactions, will be treated as outstanding shares of Company Common Stock and converted automatically into the right to receive the Merger Price pursuant to Section 2.5(a)(iv).

2.6	Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company (the “Exchange Agent”) to receive the funds and shares of Parent Common Stock for purposes of effecting the payment and distribution of the Merger Price contemplated by Section 2.5(a)(iv). Promptly after the Effective Time, Parent shall: (i) issue and deliver or cause to be delivered, to the Exchange Agent evidence of shares in book-entry form representing the aggregate number of shares of Parent Common Stock issuable pursuant to Section 2.5(a)(iv) in exchange for outstanding shares of Company Common Stock; and (ii) deposit, or cause to be deposited, with the Exchange Agent: (A) cash in an amount representing the aggregate Cash Consideration payable pursuant to Section 2.5(a)(iv) in exchange for outstanding shares of Company Common Stock; and (B) from time to time as needed, cash in amounts that are sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5(c), in each case, to be paid in respect of Stock Certificates and Book-Entry Shares by the Exchange Agent in accordance with this Agreement. Such funds and evidence of Parent Common Stock deposited with the Exchange Agent are referred to herein as the “Payment Fund.” Such funds, to the extent cash, shall be invested by the Exchange Agent as directed by Parent, in its sole discretion, pending payment thereof by the Exchange Agent to the holders of the shares of Company Common Stock. Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of shares of Company Common Stock.

(b) As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to mail to the Persons who, immediately prior to the Effective Time, were record holders of certificates representing shares of Company Common Stock (“Stock Certificates”) or non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”): (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Stock Certificates shall be effected, and risk of loss and title to Stock Certificates shall pass, only upon delivery of such Stock Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Stock Certificates or Book-Entry Shares. Upon surrender of a Stock Certificate or a Book-Entry Share to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Stock Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Price payable to such holder pursuant to Section 2.5(a)(iv) in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Stock Certificate or Book-Entry Share; and (B) the Stock Certificate or Book-Entry Share so surrendered shall be canceled. In the event of a transfer of ownership of any shares of Company Common Stock which are not registered in the transfer records of the Company, payment of the Merger Price may be made to a Person other than the holder in whose name the Stock Certificate so surrendered is registered, if any such Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer, and such holder shall pay any transfer or other similar Taxes or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Payment of the Merger Price with respect to Book-Entry Shares shall only be made to a Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.6(b), each Stock Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent solely the right to receive the Merger Price for each share of Company Common Stock formerly evidenced by such Stock Certificate or Book-Entry Share. If any Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the payment of any cash amount pursuant to Section 2.5(a)(iv), require the owner of such lost, stolen or destroyed Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Stock Certificate. No interest shall be paid or will accrue on any cash payable to holders of Stock Certificates pursuant to the provisions of this Section 2.

(c) Any portion of the Payment Fund that remains undistributed to holders of Stock Certificates or Book-Entry Shares as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Stock Certificates or Book-Entry Shares who have not theretofore surrendered their Stock Certificates or Book-Entry Shares in accordance with this Section 2.6 shall thereafter look only to Parent for satisfaction of their claims for payment pursuant to Section 2.5(a)(iv). None of Parent, Acquisition Sub, the Company, the Surviving Corporation and the Exchange Agent shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(d) At the Effective Time, holders of Stock Certificates or Book-Entry Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Stock Certificate is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 2.6.

(e) The Exchange Agent, Parent, Acquisition Sub and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of Company Common Stock pursuant to this Agreement such amounts as the Exchange Agent, Parent, Acquisition Sub or the Surviving Corporation determines in good faith is required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax law or under any other Legal Requirement. To the extent any such amounts are so deducted or withheld and remitted to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) If any Stock Certificate has not been surrendered by the earlier of: (i) the fifth anniversary of the date on which the Merger becomes effective; or (ii) the date immediately prior to the date on which the consideration that such Stock Certificate represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such consideration shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

2.7	Dissenting Shares.

(a) Notwithstanding anything to the contrary in this Agreement, shares of Company Common Stock held by a holder who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive the Merger Price in accordance with Section 2.5(a)(iv), but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then such shares shall be deemed automatically to have been converted into, as of the Effective Time, and to represent only, the right to receive the Merger Price in accordance with Section

2.5(a)(iv), without interest thereon, upon surrender of a Stock Certificate or Book-Entry Share representing such shares in accordance with Section 2.6.

(c) During the Pre-Closing Period, the Company shall give Parent: (i) prompt notice of any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its prior written consent to such payment or settlement offer.

2.8 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Acquisition Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Acquisition Sub, in the name of the Company and otherwise) to take such action.

Section 3. Representations and Warranties of the Company

Except as disclosed in any Company SEC Document filed with the SEC on or after March 31, 2012 and prior to the date of this Agreement and publicly available on EDGAR (excluding any disclosures set forth in any section of any Company SEC Document entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such document that are general cautionary, predictive or forward-looking in nature but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements) or as set forth in the Disclosure Schedule, the Company represents and warrants to Parent and Acquisition Sub as follows:

3.1	Subsidiaries; Due Organization, Etc.

(a) The Company has no Subsidiaries except for the Company Subsidiaries, and neither the Company nor any of the Company Subsidiaries owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Disclosure Schedule. None of the Acquired Corporations has agreed or is bound by any Contract under which it is or may become obligated to make any future investment in or capital contribution to any other Entity. None of the Acquired Corporations has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing (where such concept is recognized under the laws of the jurisdiction in which it is incorporated) under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; (ii) own and use its assets in the manner in which its assets are currently owned and used; and (iii) perform its obligations under all Contracts by which it is bound.

(c) Each of the Acquired Corporations is qualified to do business as a foreign corporation and is in good standing (where such concept is recognized under the laws of the jurisdiction in which it is qualified to do business) under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to result in a Company Material Adverse Effect.

3.2 Certificate of Incorporation and Bylaws. The Company has Made Available to Parent accurate and complete copies of the currently effective certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto. The Company is not in violation of its certificate of incorporation.

3.3	Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Common Stock, of which 23,205,154 shares (including 462,949 shares of Company Restricted Stock) are issued and outstanding as of the date of this Agreement; and (ii) 5,000,000 shares of Company Preferred Stock, par value $0.001 per share, of which no shares are issued or outstanding. The Company holds 7,690,651 shares of Company Common Stock in its treasury, and none of the Company Subsidiaries holds or has held any shares of the Company’s capital stock. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is bound by any Contract under which it is or may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock. Part 3.3(a)(ii) of the Disclosure Schedule describes all repurchase rights held by the Company with respect to shares of Company Common Stock (whether such shares were issued pursuant to the exercise of Company Options or otherwise).

(b) As of the date of this Agreement: (i) 549,017 shares of Company Common Stock are subject to issuance pursuant to Company Options (whether granted and outstanding under the Company Option Plans or otherwise); and (ii) 602,819 shares of Company Common Stock are reserved for future issuance pursuant to the Company’s 2000 Employee Stock Purchase Plan (the “ESPP”). Part 3.3(b)(i) of the Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (A) the particular Company Option Plan or non-plan arrangement pursuant to which such Company Option was granted, if applicable; (B) the name of the optionee; (C) the number of shares of Company Common Stock subject to such Company Option; (D) the exercise price of such Company Option; (E) the date on which such Company Option was granted; (F) whether the Company Option is intended to qualify as an “incentive stock option” under section 422 of the Code; (G) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and (H) the date on which such Company Option expires. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed by the Company and delivered to the recipient, each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company and all other applicable Legal Requirements in all material respects, and the per share exercise price of each Company Option (other than options issued pursuant to the ESPP) was equal to the fair market value of a share of Company Common Stock on the applicable Grant Date. The Company has Made Available to Parent accurate and complete copies of all stock option and equity-based compensation plans under which any award remains outstanding or is subject to and the accompanying forms of equity-based award agreements evidencing such options, restricted stock, restricted stock units or other forms of equity-based compensation (whether payable in equity, cash or otherwise) issuable under such plans. As of the date of this Agreement,

462,949 shares of Company Restricted Stock are issued and outstanding. Part 3.3(b)(ii) of the Disclosure Schedule sets forth the following information with respect to each share of Company Restricted Stock outstanding as of the date of this Agreement: (1) the particular Company Option Plan or non-plan arrangement pursuant to which such share of Company Restricted Stock was issued, if applicable; (2) the name of the holder thereof; (3) the number of shares of Company Restricted Stock held by such holder; (4) the date on which such Company Restricted Stock was issued; and (5) the applicable vesting schedule, and the extent to which such Company Restricted Stock is vested as of the date of this Agreement. As of the date of this Agreement, Company Restricted Stock Units covering 2,349 shares of Company Common Stock are issued and outstanding. Part 3.3(b)(iii) of the Disclosure Schedule sets forth the following information with respect to each Company Restricted Stock Unit outstanding as of the date of this Agreement: (u) the particular Company Option Plan or non-plan arrangement pursuant to which such Company Restricted Stock Unit was issued, if applicable; (v) an identifying grant number; (w) the number of shares of Company Common Stock covered under such outstanding Company Restricted Stock Unit held by such holder; (x) the date on which such Company Restricted Stock Unit was granted; and (y) the applicable vesting schedule, and the extent to which such Company Restricted Stock Unit is vested as of the date of this Agreement.

(c) Except as set forth in Part 3.3(b) of the Disclosure Schedule, as of the date of this Agreement, there is no: (i) outstanding equity-based compensation award, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or issue any shares of its capital stock or any other securities.

(d) All outstanding shares of Company Common Stock, Company Options, Company Restricted Stock Units and other equity-based compensation awards (whether payable in equity, cash or otherwise) and other securities of the Acquired Corporations have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and all other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(e) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and free of preemptive rights and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

3.4	SEC Filings; Financial Statements.

(a) The Company has Made Available to Parent accurate and complete copies of all Company SEC Documents filed since June 4, 2010, as well as all comment letters received by the Company from the SEC and all responses to such comment letters provided to the SEC by or on behalf of the Company since such date. All statements, reports, schedules, forms and other documents required to have been filed by the Company or its officers with the SEC since June 4, 2010 have been so filed on a timely basis, including any certification or statement required by: (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act (and Section 302 of the Sarbanes-Oxley Act); (ii) Section 906 of the Sarbanes-Oxley Act; and (iii) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents filed on or after June 4, 2010 (collectively, the “Certifications”). Each of the Certifications are accurate and complete, and comply in all material respects as to form and content with all applicable Legal Requirements. None of the Company Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this

Agreement, then on the date of such filing): (A) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (B) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As used in this Agreement, the term “file” and variations thereof, when used in reference to the SEC, shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC and made publicly available on EDGAR (other than documents or information that are provided by the Company to the staff of the SEC on a supplemental basis and are not made publicly available on EDGAR).

(b) The Company maintains a process of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is designed to provide reasonable assurances: (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles; (ii) that receipts and expenditures are being made only in accordance with the authorizations of management and directors; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Acquired Corporations’ assets that could have a material effect on the financial statements. The Company maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that is designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, as appropriate, to allow timely decisions regarding required disclosure, and otherwise to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules. Since June 4, 2010 through the date of this Agreement, each director and officer of the Company has filed with or furnished to the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(c) The financial statements (including any related notes) contained in the Company SEC Documents filed on or after June 4, 2010, including the Company Financial Statements: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby.

(d) Part 3.4(d) of the Disclosure Schedule lists, and the Company has Made Available to Parent, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act) effected by any of the Acquired Corporations that are in effect as of the date of this Agreement.

(e) Since June 4, 2010, neither the Company, the Company’s independent accountants, the board of directors of the Company, the audit committee of the board of directors of the Company, nor any officer of the Company, has received any oral or written notification of any: (i) “significant deficiency” or “material weakness” in the design or operation of the internal controls over financial reporting of the Company that would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information or any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company; or (ii) any material complaint, allegation or assertion regarding any of the foregoing. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 2.

(f) Since June 4, 2010, no attorney representing any of the Acquired Corporations, whether or not employed thereby, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the board of directors of the Company or any committee thereof or to the General Counsel of the Company.

3.5	Absence of Changes. Since June 30, 2012 and through the date of this Agreement:

(a) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that would reasonably be expected to have or result in a Company Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance) that has had or would reasonably be expected to have or result in a Company Material Adverse Effect;

(c) other than intercompany distributions between the Company and its Subsidiaries in the ordinary course of business, or among the Company Subsidiaries, none of the Acquired Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution (whether in cash, stock or otherwise) in respect of any shares of capital stock, other than the Company’s dividend of $0.15 per share of Company Common Stock declared on August 7, 2012 and paid on September 26, 2012; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (other than forfeitures of unvested Company Restricted Stock pursuant to the terms of the applicable stock purchase agreement);

(d) none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise or vesting, as applicable, of outstanding Company Options, Company Restricted Stock Units or purchase rights under the ESPP, or the grant of Company Restricted Stock identified in Part 3.5(d)(i) of the Disclosure Schedule); (ii) any option, call, warrant or right to acquire any capital stock or any other security (except for the grant of Company Options, the grant of purchase rights under the ESPP, the grant of Company Restricted Stock and the grant of Company Restricted Stock Units, in each case, as identified in Part 3.3(b) of the Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under any provision of any Company Employee Plan;

(f) none of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations since June 30, 2012, exceeds $750,000 in the aggregate;

(g) none of the Acquired Corporations has: (i) acquired, leased or licensed any material right or other material asset from any other Person; (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person; or (iii) waived or relinquished any material right, except in each case for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(h) none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $100,000 with respect to a single matter, or in excess of $250,000 in the aggregate;

(i) none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for Permitted Encumbrances and pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

(j) other than for trade payables and receivables in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has: (i) lent money to any Person (other than pursuant to reimbursement for expenses incurred in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

(k) none of the Acquired Corporations has: (i) adopted, established or entered into any Company Employee Plan; (ii) caused or permitted any Company Employee Plan to be amended in any material respect or terminated; or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, or granted any rights to receive severance, termination, retention or tax gross-up compensation or benefits to, any of its current or former directors, officers or employees, other than any such payments required by Legal Requirements that were made to employees who were not officers or directors of any of the Acquired Corporations;

(l) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices or internal controls (including internal controls over financial reporting) in any material respect;

(m) none of the Acquired Corporations has made, changed or rescinded any material election relating to Taxes, settled or compromised any claim relating to Taxes, filed any material amended Tax Return, surrendered any material claim for a refund of Taxes or filed any material Tax Return other than one prepared in accordance with past practice;

(n)	none of the Acquired Corporations has commenced or settled any Legal Proceeding; and

(o) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(n)” above.

3.6 Title to Assets. Except with respect to real property (which is covered by Section 3.8) and Intellectual Property (which is covered by Section 3.9), the Acquired Corporations own, and have good and valid title to or a valid leasehold interest in, all material tangible assets and properties purported to be owned or used by them, including: (a) all material tangible assets reflected on the Most Recent Balance Sheet (except for inventory or used or obsolete equipment sold or otherwise disposed of in the ordinary course of business since June 30, 2012) or acquired after the date thereof; and (b) all other material tangible assets and properties reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. To the knowledge of the Company, all of said tangible assets and properties which are owned by the Acquired Corporations, are owned by them free and clear of any Encumbrances, except for Permitted Encumbrances and liens described in Part 3.6 of the Disclosure Schedule.

3.7	Loans; Accounts Receivable; Customers.

(a) No loans or advances have been made by any of the Acquired Corporations to any employee, director, consultant or independent contractor other than routine travel and other business expense advances in the ordinary course of business.

(b) All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Most Recent Balance Sheet that have not yet been collected and those accounts receivable that have arisen since June 30, 2012 and have not yet been collected): (i) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business; and (ii) are current and, to the knowledge of the Company, are collectable, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $450,000 in the aggregate).

(c) Part 3.7(c) of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from each customer that accounted for: (i) more than 5% of the consolidated gross revenues of the Acquired Corporations in the fiscal year ended March 31, 2012; or (ii) more than 5% of the consolidated gross revenues of the Acquired Corporations in the three months ended June 30, 2012. None of the Acquired Corporations has received any written notice (and, to the knowledge of the Company, none of the Acquired Corporations has received any other information), indicating that any customer or other Person identified in Part 3.7(c) of the Disclosure Schedule intends to or is expected to cease dealing (or materially reduce the volume of business) with any of the Acquired Corporations.

3.8	Real Property; Leasehold.

(a) No Acquired Corporation owns any, nor has any Acquired Corporation ever owned any, real property, nor is any Acquired Corporation party to any agreement to purchase or sell any real property.

(b) Part ?3.8(b) of the Disclosure Schedule sets forth a list of each lease, sublease or other agreement (the “Company Leases”) pursuant to which any of the Acquired Corporations leases real property from any other Person. (All real property leased to the Acquired Corporations, including all buildings, structures, fixtures and other improvements leased to the Acquired Corporations, are referred to as the “Leased Real Property”). The present use and operation of the Leased Real Property is authorized by, and is in compliance in all material respects with, all applicable zoning, land use, building, fire, health, labor, safety and environmental laws and other Legal Requirements. There is no Legal Proceeding pending, or to the knowledge of the Company threatened, that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present ownership, use or operation of any Leased Real Property. To the knowledge of the Company, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the present ownership, use or operation of any Leased Real Property. There are no subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any of the Leased Real Property to any Person other than the Acquired Corporations, and there is no Person in possession of any of the Leased Real Property other than the Acquired Corporations.

Each of the Acquired Corporations has complied in all material respects with the terms of all leases (to which they are parties) relating to the Leased Real Property, and all such leases are in full force and effect in all material respects. To the knowledge of the Company, the Leased Real Property is in good operating condition and repair. The Company has Made Available to Parent accurate and complete copies of all leases, subleases or other material agreements pursuant to which any of the Acquired Corporations leases real property from any other Person. To the knowledge of the Company, no Acquired Corporation is party to any Contract or subject to any claim that may require the payment of any real estate brokerage commissions, and no commission is owed with respect to any of the Leased Real Property.

3.9	Intellectual Property.

(a) Part ?3.9(a) of the Disclosure Schedule accurately identifies and describes each Company Product that is material to the business of the Acquired Corporations as currently conducted and currently contemplated by the Company to be conducted.

(b) Part ?3.9(b) of the Disclosure Schedule accurately identifies: (i) each item of Registered IP in which any of the Acquired Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) (the “Owned Registered IP”); (ii) the jurisdiction in which such item of the Owned Registered IP has been registered or filed and the applicable registration or serial number; (iii) the application or filing date, the status of any such application or registration, and, where applicable, the date of registration of such item of the Owned Registered IP; and (iv) any other Person that has an ownership interest in such item of the Owned Registered IP and the nature of such ownership interest. Part 3.9(b) of the Disclosure Schedule identifies each action, filing, and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain each item of the Owned Registered IP that is identified, or required to be identified, in Part 3.9(b) of the Disclosure Schedule.

(c)	Part 3.9(c) of the Disclosure Schedule accurately identifies:

(i) in Part ?3.9(c)(i) of the Disclosure Schedule: (A) each Contract pursuant to which any Intellectual Property Rights or Intellectual Property is licensed to any Acquired Corporation (other than software license agreements for any third-party software that: (1) is so licensed pursuant to a non-exclusive, internal use software license; and (2) is not Company Product Software); and (B) whether these licenses are exclusive or non-exclusive (for purposes hereof, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license);

(ii) in Part 3.9(c)(ii) of the Disclosure Schedule: (A) each Contract pursuant to which any Person (other than an Acquired Corporation) has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Intellectual Property (other than nonexclusive licenses of the binary, executable code forms of Company Products granted to end user customers in the ordinary course of business on the Company’s standard form for such licenses (as may be negotiated in the ordinary course of business), with respect to which all of the following are true: (1) the licensee is permitted only to use the Company Products internally for its own business and not to distribute, or make available on a software-as-a-service, hosted, ASP, or similar basis, any Company Product to any third party; (2) the licensee is not one of any Acquired Corporation’s top 25 customers by license revenue during the Acquired Corporation’s fiscal year of 2011 or 2012; and (3) the total license revenue recognized under such Contract during the Acquired Corporation’s fiscal year of 2011 or 2012 is less than $500,000 (each a “Standard User License”)); and (B) whether these licenses, rights and interests are exclusive or non-exclusive; and

(iii) in Part 3.9(c)(iii) of the Disclosure Schedule, each Contract containing provisions related to royalties, fees, commissions, and other amounts payable by any Acquired Corporation to any other Person (other than sales commissions payable to employees according to the applicable Acquired Corporation’s standard commissions plan) for the use of any Company Intellectual Property or upon the sale, lease, license, distribution, provision, or other disposition of any Company Product.

(d) The Company has Made Available to Parent a complete and accurate copy of each standard form of Company IP Contract used by any Acquired Corporation at any time since April 1, 2010, including each standard form of the following: (i) terms and conditions for the sale, lease, license or provisioning of any Company Product or Company Product Software (in connection with quotations, purchase orders, purchase order acknowledgments, invoices or otherwise); (ii) agreement for the sale, lease, license or provisioning by any Acquired Corporation of any Company Product or Company Product Software; (iii) purchase or supply agreement for the sale or license to any Acquired Corporation of any part or component of any Company Product; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (vi) confidentiality or nondisclosure agreement. Part 3.9(d) of the Disclosure Schedule accurately identifies each Company Contract with or relating to any employee, consultant or independent contractor that deviates in any material respect from the corresponding standard form described above, including any Contract with any employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained any Intellectual Property Rights that are related to any Acquired Corporation’s business, research, or development or that are used in or pertain to a Company Product.

(e) The Acquired Corporations exclusively own all right, title and interest to and in the Company Intellectual Property (other than Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 3.9(e) of the Disclosure Schedule) free and clear of any Encumbrances (other than Permitted Encumbrances and as disclosed under Part 3.9(c)(ii) of the Disclosure Schedule). Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to establish, perfect, and maintain the rights of the Acquired Corporations in the Company Intellectual Property have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii) each Person who is or was a Company Associate and who is or was involved in the creation or development of any Company Intellectual Property, Company Product or Company Product Software has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property Rights to the Acquired Corporation for which such Person is or was an employee or independent contractor and confidentiality provisions protecting the Company Intellectual Property;

(iii)	except for any claim, right, or interest held by a Company Associate to, or in, the Company Intellectual Property licensed to the Company under a license listed in Part 3.9(c)(i) of the Disclosure Schedule or under a license specifically excluded from the listing requirement under Section 3.9(c)(i)), no Company Associate has any claim, right (whether or not currently exercisable) or interest to, or in any Company Intellectual Property, Company Product, or Company Product Software;

(iv) to the knowledge of the Company, no Company third-party contractor holds any claim, right (whether or not currently exercisable) or interest to or in any Intellectual Property licensed to the Company under a license listed in Part 3.9(c)(i) of the Disclosure Schedule or under a license specifically excluded from the listing requirement under Section 3.9(c)(i);

(v) except for the licenses granted in Contracts identified in Part ?3.9(c)(ii) of the Disclosure Schedule as being exclusive licenses, none of the Acquired Corporations is bound by, and no Company Intellectual Property is subject to, any Contract that limits or restricts in any material respect the ability of any Acquired Corporation to use, exploit, assert or enforce any Company Intellectual Property;

(vi) no funding, facilities or personnel of any Governmental Body or any public or private university, college, research institute or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property owned, or purported to be owned, by any Acquired Corporation, Company Product or Company Product Software and no Governmental Body or public or private university, college, research institute or other educational institution has any interest in any Company Intellectual Property owned, or purported to be owned, by any Acquired Corporation, Company Product, or Company Product Software (other than nonexclusive licenses granted pursuant to the Contracts listed in Part 3.9(c)(ii) of the Disclosure Schedule and Standard User Licenses);

(vii) each Acquired Corporation has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all Company Intellectual Property, including all proprietary information held by any of the Acquired Corporations, or purported to be held by any of the Acquired Corporations, as a Trade Secret;

(viii) none of the Acquired Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate any of the Acquired Corporations to grant or offer to any other Person any license or right to any Company Intellectual Property; and

(ix) the Acquired Corporations own or otherwise have, and, to the knowledge of the Company, after the Closing the Surviving Corporation will continue to have, all Intellectual Property and Intellectual Property Rights needed to conduct the business of the Acquired Corporations as currently conducted, including all Company Products in development.

(f) All Company Intellectual Property, owned, or purported to be owned, by any Acquired Corporation, is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i) all filings, payments and other actions required to be made or taken to maintain each item of Company Intellectual Property that is Owned Registered IP in full force and effect have been made by the applicable deadline;

(ii) all Company Products that embody any invention covered by one or more Patents owned by any Acquired Corporation have been properly marked in accordance with applicable patent marking laws;

(iii) no Trademark (whether registered or unregistered) or trade name owned, used, or applied for by any of the Acquired Corporations conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person and each Acquired Corporation has taken reasonable steps to police the use of each of the Trademarks owned by or exclusively licensed to that Acquired Corporation in each jurisdiction where any Acquired Corporation uses or has used such Trademark;

(iv) no interference, opposition, reissue, reexamination or other Legal Proceeding of any nature is or has been pending or, to the knowledge of the Company, threatened, in which the scope, validity or enforceability of any Company Intellectual Property, owned, or purported to be owned, by any Acquired Corporation, is being, has been or would reasonably be expected to be contested or challenged; and

(v) there is no basis for a claim that would reasonably be expected to result in a ruling, judgment or determination by any Governmental Body that any Company Intellectual Property, owned, or purported to be owned, by any Acquired Corporation, that is material to the business of the Acquired Corporations as currently conducted and currently contemplated by the Company to be conducted is invalid or unenforceable.

(g) Neither the execution, delivery or performance of this Agreement or any other agreements executed in connection with the Contemplated Transactions nor the consummation of any of the Contemplated Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare (other than pursuant to Contracts between Parent or any of its Affiliates and the Company): (i) a loss of, or Encumbrance on, any Company Intellectual Property; (ii) a breach, default, or termination of any Contract listed or required to be listed in Part ?3.9(c) of the Disclosure Schedule; (iii) the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property.

(h) To the knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Intellectual Property. Part ?3.9(h) of the Disclosure Schedule accurately identifies (and the Company has Made Available to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Acquired Corporations or any Representative of any of the Acquired Corporations since April 1, 2008 regarding any actual, alleged or suspected infringement or misappropriation of any Company Intellectual Property and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(i) None of the Acquired Corporations and none of the Company Products or Company Product Software has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

(i) no infringement, misappropriation or similar claim or Legal Proceeding is or, since April 1, 2008, has been pending or, to the knowledge of the Company, threatened against any Acquired Corporation or against any other Person who is, or has asserted or would reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Corporation with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded);

(ii) since April 1, 2008, none of the Acquired Corporations has received any notice or other communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person, including any letter or other communication suggesting or offering that any Acquired Corporation obtain a license to any Intellectual Property Right of another Person because of such actual, alleged, or suspected infringement, misappropriation, or violation;

(iii) Part 3.9(i)(iii) of the Disclosure Schedule sets forth a list of all notices or other communications received by any Acquired Corporation, and all claims or Legal Proceedings pending or threatened, at any time since April 1, 2008, involving a request or demand that any Acquired Corporation indemnify, defend, hold harmless or reimburse any other Person with respect to any Intellectual Property or Intellectual Property Rights infringement, misappropriation or similar claim with respect to any Company Product or Company Product Software; and

(iv) no claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any Acquired Corporation that is material to the business of the Acquired Corporations as currently conducted and currently contemplated by the Company to be conducted is pending or, to the knowledge of the Company, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect: (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by any of the Acquired Corporations; or (B) the manufacturing, distribution, sale or support of any Company Product.

(j)	Omitted.

(k) None of the Company Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent (collectively, “Viruses”). The Acquired Corporations use commercially reasonable efforts, including the use of commercially available antivirus and antimalware programs, to prevent the introduction and proliferation of any Viruses within the Company Product Software and to remove all Viruses from the Company Product Software.

(l) Part 3.9(l) of the Disclosure Schedule accurately identifies and describes: (i) each item of Open Source Code that is contained in or distributed with the Company Product Software or from which any part of any Company Product Software is derived; (ii) the applicable License Identity Information for each such item of Open Source Code; (iii) the source or location from which the Open Source Code was acquired or downloaded; and (iv) the Company Product Software to which each such item of Open Source Code relates. As used herein “License Identity Information” means, for a license of Open Source Code, either: (A) the name and version number of the license; or (B) if the license does not have a common name (e.g., “GPL v2” or “Apache 2.0”), then sufficient information to uniquely identify that license.

(m) Each Acquired Corporation’s use, marketing, distribution, licensing, and sale of Company Product Software does not violate any license terms applicable to any item of Open Source Code, and each Acquired Corporation has all rights in each item of Open Source Code disclosed, or required to be disclosed, in Part 3.9(l) of the Disclosure Schedule as needed for the Acquired Corporations to conduct the business of the Acquired Corporations as currently conducted and currently planned by the Acquired Corporations to be conducted, without violation of any license terms pertaining to such Open Source Code.

(n) Except as expressly stated in Part 3.9(n) of the Disclosure Schedule, no Company Product Software contains, is derived from, is distributed with or is being or was developed using Open Source Code in a manner that: (i) impose or could impose a requirement or condition that any Acquired Corporation grant a license under its Patent rights or that any Company Product Software or part thereof: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge; or (ii) otherwise imposes any other material limitation, restriction, or condition on the right or ability of any Acquired Corporation to use or distribute any Company Product Software.

(o) No source code for any Company Product Software has been delivered, licensed or made available to any escrow agent or other Person (other than employees of the Acquired Corporations). None of the Acquired Corporations has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Product Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Product Software to any other Person.

(p) Part 3.9(p) of the Disclosure Schedule contains each Company Privacy Policy in effect since April 1, 2010 and identifies, with respect to each Company Privacy Policy: (i) the period of time during which such privacy policy was or has been in effect; (ii) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy; and (iii) if applicable, the mechanism (such as opt-in, opt-out or notice- only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy. Each Acquired Corporation has complied at all times with all of the Company Privacy Policies and all Privacy Laws. Neither the execution, delivery or performance of this Agreement or any other agreements executed in connection with the Contemplated Transactions nor the consummation of any of the Contemplated Transactions, nor Purchaser’s possession or use of the User Data or any data or information in the Acquired Corporation Databases, will, with or without notice or the lapse of time, result in any violation of any Company Privacy Policy or Privacy Law.

(q) Part 3.9(q) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for any Acquired Corporation at any time (the “Acquired Corporation Databases”), the types of Personal Data in each such database, and the security policies that have been adopted and maintained with respect to each such database. There has been no breach of privacy or security of, or unauthorized or illegal use of or access to, any of the data or information in any of the Acquired Corporation Databases. No Acquired Corporation, is subject to, or, to the knowledge of the Company, would reasonably be expected to become subject to, any civil or criminal penalty or any settlement, resolution agreement, claim or Legal Proceeding with regard to such Acquired Corporation’s compliance with any Privacy Law.

3.10	Contracts.

(a) Part ?3.10 of the Disclosure Schedule identifies, as of the date of this Agreement, each Company Contract (other than purchase orders) that constitutes a “Material Contract.” For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:

(i) any Contract: (A) relating to the employment of, or the performance of services by, any employee or consultant (other than (1) offer letters with employees providing for “at will” employment in the form currently used by the Acquired Corporations in the ordinary course of business and/or used since January 1, 2009 that have been Made Available to Parent, and (2) employment agreements or independent contractor agreements with Company Associates located in foreign jurisdictions that do not provide for termination pay or benefits, or advance notice of termination, beyond the minimum level required by applicable Legal Requirements in the form used by the Acquired Corporations in the ordinary course of business that have been Made Available to Parent; (B) pursuant to which any of the Acquired Corporations is or may become obligated to make or provide any severance, termination, change in control or similar payment or benefit to any Company Associate; or (C) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $10,000 to any Company Associate;

(ii) any collective bargaining, union, works council or similar agreements;

(iii) any Contract: (A) identified or required to be identified in Part 3.9 of the Disclosure Schedule; or (B) relating to the acquisition, development, sale or disposition of any business unit, product line or Company Intellectual Property;

(iv) any Contract that provides for indemnification of any Company Associate;

(v) any Contract imposing any restriction in any material respect on the right or ability of any Acquired Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; or (D) to perform services for any other Person;

(vi) any Contract containing any “most favored nation” or “most favored customer” or similar provision in favor of the other party thereto;

(vii) any Contract (other than Contracts evidencing Company Options, Company Restricted Stock, Company Restricted Stock Units and purchase rights under the ESPP, in each case in the form or forms used by the Company in the ordinary course of business and Made Available to Parent): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(viii) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity or similar obligation, except for Contracts for the sale of Company Products entered into in the ordinary course of business;

(ix) any Contract with any sole source supplier (or other material supplier) to any Acquired Corporation;

(x)	any Contract relating to any currency or other hedging;

(xi) any Company Leases;

(xii) any Contract that contemplates or involves the payment or delivery of cash or other consideration (by or to any Acquired Corporation) in an amount or having a value in excess of $250,000 in the aggregate, or contemplates or involves the performance of services (by or for any Acquired Corporation) having a value in excess of $250,000 in the aggregate, which is not cancelable or terminable without penalty or payment with less than 31 days’ notice; and

(xiii) any other Contract, if a breach or termination of such Contract would reasonably be expected to have or result in a Company Material Adverse Effect.

The Company has Made Available to Parent an accurate and complete copy of each Company Contract that constitutes a Material Contract.

(b) Each Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) None of the Acquired Corporations has materially breached, or committed any material default under, any Company Contract other than as has been timely cured or previously validly waived. To the knowledge of the Company, no other Person has materially violated or breached, or committed any material default under, any Company Contract. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a material breach of any of the provisions of any Company Contract; (ii) give any Person the right to declare a material default or exercise any remedy under any Company Contract; (iii) except for accelerated vesting of Company Restricted Stock, Company Restricted Stock Units or Company Options or purchase rights under the ESPP in connection with the Contemplated Transactions as identified in Part 3.10(c) of the Disclosure Schedule, give any Person the right to accelerate the maturity or performance of any Company Contract that constitutes a Material Contract; or (iv) give any Person the right to prematurely terminate or amend any Company Contract that constitutes a Material Contract. Since January 1, 2012, none of the Acquired Corporations has received any written notice or, to the knowledge of the Company, any other communication regarding any actual or alleged violation or breach of, or default under, any Material Contract.

3.11	Sale of Products; Performance of Services.

(a) No Acquired Corporation has any obligation that is unfulfilled as of the date of this Agreement to: (i) provide any recipient of any Company Product (or any other Person) with any upgrade, improvement or enhancement of a Company Product, other than support and maintenance agreements entered into with customers in the ordinary course of business; or (ii) design or develop a new product, or a customized, improved or new version of a Company Product, for any other Person.

(b) Between January 1, 2012 and the date of this Agreement, no customer or other Person has asserted or threatened to assert any material claim against any of the Acquired Corporations: (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations; or (ii) based upon any services performed by any of the Acquired Corporations.

3.12 Liabilities. Except as set forth in Part 3.12 of the Disclosure Schedule, none of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such in the “liabilities” column of the Most Recent Balance Sheet; (b) normal and recurring current liabilities that have been incurred by the Acquired Corporations since June 30, 2012 in the ordinary course of business and consistent with past practices; (c)

liabilities arising expressly under the Company Contracts that: (i) are readily ascertainable from the face of such Company Contract; and (ii) are not arising under or resulting from any breach or nonperformance of such Company Contract; (d) liabilities incurred in connection with the Contemplated Transactions; and (e) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.13	Compliance with Legal Requirements; Export Control Laws.

(a) No representation or warranty is made in this Section 3.13 with respect to: (i) compliance with the Exchange Act, which is exclusively addressed by Section 3.4; (ii) compliance with applicable Tax laws, which is exclusively addressed by Section 3.16; (iii) compliance with ERISA and other applicable Legal Requirements relating to employee benefits, which is exclusively addressed by Section 3.17; (iv) compliance with labor or employment Legal Requirements, which is exclusively addressed by Section 3.17; (v) compliance with Environmental Laws, which is exclusively addressed by Section 3.18; or (vi) compliance with the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010 or any other similar applicable foreign, federal or state Legal Requirement, which is exclusively addressed by Section 3.14.

(b) Each of the Acquired Corporations is, and has at all times since October 29, 2007 been, in compliance in all material respects with all applicable Legal Requirements. Since April 1, 2010, none of the Acquired Corporations has received any written notice or to the knowledge of the Company, any communication from any Governmental Body or other Person alleging, or has knowledge of any material violation of, or material failure to comply with, any Legal Requirement except where such allegation was withdrawn or such violation was cured or otherwise resolved in all material respects.

(c) Each of the Acquired Corporations has at all times since October 29, 2007 conducted its export transactions in accordance in all material respects with: (i) all applicable U.S. export and re-export controls, including the Export Administration Act of 1979, as amended, the Export Administration Regulations, and the Office of Foreign Assets Control’s trade and economic sanctions regulations; and (ii) all other applicable import/export control Legal Requirements in other countries in which any Acquired Corporation conducts business. Without limiting this Section 3.13(c), no Export Approvals for the transfer of export licenses to Parent or any of the Acquired Corporations are required.

(d) Part 3.13(d) of the Disclosure Schedule sets forth the true, accurate and complete export control classifications applicable to the Acquired Corporations’ products, services, software and technologies.

3.14 Certain Business Practices. To the knowledge of the Company, neither the Acquired Corporations, nor any director, officer, agent, employee or other Person while acting on behalf of any of the Acquired Corporations, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any bribe, payoff, influence payment, kickback or any other unlawful payment or other provision prohibited under the Anti-Corruption Laws (as defined below) to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns (collectively, “Officials”), or any other Person; or (c) taken any action that would cause any of the Acquired Corporations to be in violation of any applicable provision of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010 or any other similar applicable foreign, federal or state Legal Requirement in any countries in which an Acquired Corporation conducts business (the “Anti-Corruption Laws”). Each of the Acquired Corporations maintains reasonable internal controls and compliance programs appropriate to the requirements of applicable Anti-Corruption Laws. The books and records of each of the Acquired Corporations are adequately maintained and accurately track any payments to Governmental Bodies and Officials and other third parties.

3.15	Governmental Authorizations.

(a) Each of the Acquired Corporations holds all material Governmental Authorizations necessary to enable such Acquired Corporation to conduct its business in the manner in which such business is currently conducted by such Acquired Corporation, and all such Governmental Authorizations are valid and in full force and effect in all material respects. Each of the Acquired Corporations is, and has been at all times since April 1, 2010, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. None of the Acquired Corporations has received, since April 1, 2010, any written notice, or to the knowledge of the Company, any other communication from any Governmental Body regarding: (i) any asserted failure by it to have obtained any such Governmental Authorization; (ii) any past and unremedied failure to obtain any such Governmental Authorizations; (iii) any material violation of or material failure to comply with any term or requirement of any Governmental Authorization; or (iv) any actual or alleged revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

(b) Part 3.15(b) of the Disclosure Schedule describes the terms of each pending and outstanding grant, incentive or subsidy provided or made available to or for the benefit of any of the Acquired Corporations by any Governmental Body. Each of the Acquired Corporations is in compliance in all material respects with all of the terms and requirements of each such grant, incentive or subsidy. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Offer or the Merger or any of the other Contemplated Transactions, will (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 3.15(b) of the Disclosure Schedule.

3.16	Tax Matters.

(a) Each income and any other material Tax Returns required to be filed by or on behalf of the respective Acquired Corporations: (i) has been timely filed (after giving effect to any valid extensions of time in which to make such filing); and (ii) are correct and complete in all material respects. All income or other material Taxes payable by or on behalf of each Acquired Corporation have been timely paid.

(b) The Most Recent Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of the Most Recent Balance Sheet in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes of the Acquired Corporations for the period from the date of the Most Recent Balance Sheet through the Closing Date.

(c) Each Acquired Corporation has complied in all material respects with all applicable Legal Requirements relating to the payment, collection and withholding of Taxes and paid over to the appropriate Governmental Body all amounts required to be so withheld or collected and paid under all applicable Legal Requirements.

(d) No Acquired Corporation or any other Person on its behalf has granted: (i) an extension or waiver of the limitation period applicable to any Tax Return of an Acquired Corporation; or (ii) a power of attorney that is currently in force with respect to any Tax matter other than matters involving the Tax qualification of Company Employee Plans.

(e) Except as set forth in Part 3.16(e) of the Disclosure Schedule or the Most Recent Balance Sheet, no claim or Legal Proceeding is pending or has been threatened in writing against or with respect to any Acquired Corporation in respect of any income or other material Taxes. Except as set forth in Part 3.16(e) of the Disclosure Schedule or the Most Recent Balance Sheet, there are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any Tax.

(f) Since January 1, 2008, no written claim has been received by an Acquired Corporation from any Governmental Body in a jurisdiction where an Acquired Corporation does not file a Tax Return that it is or may be subject to Tax by that jurisdiction.

(g) No Acquired Corporation is a party to any Tax sharing, allocation, indemnity or similar Contract with respect to any Taxes of any Acquired Corporation or any other Person pursuant to which it will have any obligation to make any payments after the Closing (other than credit or other commercial agreements the primary purpose of which does not relate to Taxes).

(h) No Acquired Corporation is liable for Taxes of any other Person under Treasury Regulation Section 1.1502-6(a) (or any similar Legal Requirement), as a transferee or successor, or by Contract, or otherwise (other than credit or other commercial agreements the primary purpose of which does not relate to Taxes).

(i) No Acquired Corporation has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any similar Legal Requirement other than a group of which the Company or any other Acquired Corporation is the common parent.

(j) No Acquired Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in: (i) the two years prior to the date of this Agreement; or (ii) a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.

(k) No Acquired Corporation will be required to include in any taxable period (or portion thereof) beginning after the Closing any material amount of taxable income attributable to revenue recognized for financial statement purposes (but not recognized for income Tax purposes) prior to the Closing.

(l) The Company has made available to Parent: (i) complete copies of all income and any other material Tax Returns of the Acquired Corporations relating to taxable periods ending on or after March 31, 2009; and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the Acquired Corporations.

(m) No Acquired Corporation has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(n) No Acquired Corporation: (i) is: (x) a “controlled foreign corporation” (within the meaning of Section 957 of the Code); or (y) a “passive foreign investment company” (within the meaning of Section 1297 of the Code); or (ii) has, or has ever had, a permanent establishment in any country other than the country of its organization.

3.17	Employee and Labor Matters; Benefit Plans.

(a) Part 3.17(a) of the Disclosure Schedule identifies, as of the date of this Agreement, each plan, program, practice, agreement or commitment and each other employee benefit plan or arrangement providing for bonus, commission, other remuneration, vacation, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, other welfare or material fringe benefits, profit-sharing, pension or retirement benefits, whether written or unwritten, funded or unfunded, including each Foreign Plan and each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) which is or has been sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations for the benefit of any current or former employee, consultant or director of any of the Acquired Corporations and with respect to which any of the Acquired Corporations has any material liability or obligation (collectively, the “Company Employee Plans”); provided, however, that Company Employee Agreements shall not be considered Company Employee Plans, and provided further that the Company shall not be required to list benefits that are required under applicable Legal Requirements (including but not limited to payroll contributions to social insurance programs and minimum prior notice and/or termination pay requirements). Part 3.17(a) of the Disclosure Schedule identifies, as of the date of this Agreement, each Company Employee Agreement, provided, however, that solely for purposes of this Section 3.17(a), the Company shall not be required to list Company Employee Agreements for U.S. employees that are terminable “at-will” without any severance or other benefit obligations by the Acquired Corporations, or for employees employed in jurisdictions outside of the United States unless such agreements: (i) provide for accelerated vesting of equity; or (ii) contain any severance obligations in excess of the statutory minimum payments required by local law. The Company has Made Available to Parent copies of all forms of Company Employee Agreements in use by the Acquired Corporations.

(b) Except as set forth in Part 3.17(b) of the Disclosure Schedule, none of the Acquired Corporations maintains, sponsors or contributes to, and none of the Acquired Corporations has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of ERISA), or any similar pension benefit plan that is a Foreign Plan, whether or not excluded from coverage under specific Titles or Subtitles of ERISA, for the benefit of any current or former employees, consultants or directors of any of the Acquired Corporations.

(c) Except as set forth in Part 3.17(c) of the Disclosure Schedule, none of the Acquired Corporations maintains, sponsors or contributes to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) or any similar welfare benefit plan that is a Foreign Plan, whether or not excluded from coverage under specific Titles or Subtitles of ERISA, for the benefit of any current or former employees, consultants or directors of any of the Acquired Corporations.

(d) With respect to each Company Employee Plan, the Company has Made Available to Parent to the extent applicable: (i) an accurate, current and complete copy of such Company Employee Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code, with respect to such Company Employee Plan for the three most recent plan years; (iii) if Company Employee Plan is subject to the minimum funding standards of ERISA Section 302 or, in the case of any Foreign Plan providing for deferred compensation or retirement benefits, any statutory funding requirements having a similar purpose, the most recent annual and periodic accounting of Company Employee Plan assets and the most recent actuarial report; (iv) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications, if any; (v) if such Company Employee Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (vi) accurate and complete copies of all Contracts relating to such Company Employee Plan, including service provider agreements, insurance contracts, minimum premium contracts, group annuity contracts, stop-loss agreements and investment management agreements; (vii) all material written correspondence provided to any employee or employees relating to such Company Employee Plan and any proposed Company Employee Plan, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which has resulted, or would reasonably be expected to result, in any liability to the Acquired Corporations; (viii) all material correspondence, if any, to or from any governmental agency relating to such Company Employee Plan; (ix) all insurance policies, if any, in the possession of the Company pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all discrimination tests, if any, required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the most recent plan year; (xi) all determination letters (or opinion letters, if applicable) received from the Internal Revenue Service with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code; and (xii) all material government and regulatory approvals received from any foreign Governmental Body with respect to Foreign Plans; and (xiv) all prospectuses prepared in connection with each Company Employee Plan.

(e) None of the Acquired Corporations is or has ever been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, except for the Acquired Corporations. None of the Acquired Corporations has ever been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code.

(f) No Acquired Corporation has ever maintained, established, sponsored, participated in or contributed to any: (i) Company Employee Plan subject to Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code); (iv) Company Employee Plan in which stock of any of the Acquired Corporations is or was held as a plan asset; or (v) a “funded welfare plan” within the meaning of Section 419 of the Code. Except as set forth in Part 3.17(f)(i) of the Disclosure Schedule, no Company Employee Plan provides health benefits that are not fully insured through an insurance contract. None of the Acquired Corporations has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in withdrawal liability, as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or Section 4208 of ERISA).

(g) With respect to each Company Employee Plan as to which any of the Acquired Corporations may incur any liability under, or which is subject to, Section 302 or Title IV of ERISA or Section 412 of the Code: (i) no such Company Employee Plan has been terminated so as to result, directly or indirectly, in any material liability, contingent or otherwise, of any of the Acquired Corporations under Title IV of ERISA; (ii) no complete or partial withdrawal from such Company Employee Plan has been made by any of the Acquired Corporations, or by any other Person, so as to result in any material liability to any of the Acquired Corporations, whether such liability is contingent or otherwise; (iii) no proceeding has been initiated by any Person (including the Pension Benefit Guaranty Corporation (the “PBGC”)) to terminate any such Company Employee Plan or to appoint a trustee for any such Company Employee Plan; (iv) no condition or event currently exists or currently is expected to occur that could result, directly or indirectly, in any liability of any of the Acquired Corporations under Title IV of ERISA, whether to the PBGC or otherwise, on account of the termination of any such Company Employee Plan; (v) if any such Company Employee Plan were to be terminated as of the Closing Date or if any Person were to withdraw from such Company Employee Plan, none of the Acquired Corporations would incur, directly or indirectly, any material liability under Title IV of ERISA; (vi) no “reportable event” (as defined in

Section 4043 of ERISA) has occurred with respect to any such Company Employee Plan, nor has notice of any such event or similar notice to any foreign Governmental Body been required to be filed for any Company Employee Plan within the past 12 months nor will any such notice be required to be filed as a result of the Contemplated Transactions; (vii) no such Company Employee Plan has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived, and none of the Acquired Corporations has provided, or is required to provide, security to any Company Employee Plan pursuant to Section 401(a)(29) of the Code; and (viii) the Contemplated Transactions will not result in any event described in Section 4062(e) of ERISA.

(h) None of the Acquired Corporations has any plan or commitment to create or adopt any additional Company Employee Plan, or to modify, change or terminate any existing Company Employee Plan (other than to comply with applicable Legal Requirements, in each case as previously disclosed to Parent in writing, or as required by this Agreement) in a manner that would materially affect any Company Associate.

(i) No Company Employee Plan or Company Employee Agreement provides (except at no cost to the Acquired Corporations), or reflects or represents any liability of any of the Acquired Corporations to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Acquired Corporations, to the knowledge of the Company, no Acquired Corporation has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or as a group) or any other Person that any such Company Associate or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by COBRA or other applicable Legal Requirements.

(j) Each of the Acquired Corporations has, prior to the Effective Time, complied in all material respects with the health care continuation requirements of COBRA, the requirements of the Family and Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and any similar provisions of state law applicable to any Company Associate.

(k) Each of the Company Employee Plans and Company Employee Agreements is and has been established, operated and administered in all material respects in accordance with its terms and with applicable Legal Requirements, including ERISA, the Code, applicable U.S. and non-U.S. securities laws and regulations and applicable foreign Legal Requirements. The Acquired Corporations have performed in all material respects all obligations required to be performed by them under, are not in material default or violation of, and have no knowledge of either any material default or violation by any other party to, or any circumstances that exist that are reasonably expected to result in a material default or violation of, the terms of any Company Employee Plan or Employee Agreement. Each Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be qualified under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, incorporates or has been amended to incorporate all provisions required to comply currently applicable legislation, and to the Company’s knowledge, there has been no event, condition or circumstance that has resulted, or, would reasonably be expected to result in disqualification under the Code. There are no actions, suits or claims pending, threatened in writing, or to the Company’s knowledge, reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. No breach of fiduciary duty has occurred as a result of which any of the Acquired Corporations or one its fiduciaries has a currently outstanding material liability or would reasonably be expected to incur a material liability. Each

Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Effective Time in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to any of the Acquired Corporations (except for benefits protected under Section 411(d) of the Code or Section 204(g) of ERISA and other than ordinary administration expenses). No Company Employee Plan is under audit, investigation or other Legal Proceeding by the Company, the Internal Revenue Service, Department of Labor, or any other Governmental Body, nor is any such audit, investigation or Legal Proceeding pending, threatened in writing, or, to the Company’s knowledge, anticipated. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. All material contributions, premiums and expenses to or in respect of each Company Employee Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the appropriate Acquired Corporation’s financial statements.

(l) None of the Acquired Corporations has incurred in the past six years or reasonably expects to incur, either directly or indirectly (including as a result of an indemnification obligation), any material liability under Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or any foreign Legal Requirement relating to employee benefit plans (including Section 406, 409A, 502(i), 502(l), 4069 or 4212(c) of ERISA, or Section 4971, 4975 through 4980 of the Code), or under any agreement, instrument or Legal Requirement pursuant to or under which any of the Acquired Corporations or any Company Employee Plan has agreed to indemnify or is required to indemnify any Person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such agreement, instrument or Legal Requirement, and to the Company’s knowledge, no event, transaction or condition has occurred, exists or is reasonably expected to occur which would reasonably result in any such material liability to any of the Acquired Corporations or, after the Closing, to Parent.

(m) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Offer or the Merger or any of the other Contemplated Transactions (either alone or in combination with another event, whether contingent or otherwise) will: (i) result in any bonus, severance, change in control or other compensatory payment or benefit to any current or former employee, consultant or director of any of the Acquired Corporations (whether or not under any Company Employee Plan or Company Employee Agreement), except for payments of the Merger Price as provided in this Agreement; (ii) materially increase the benefits payable or provided to, or result in a forgiveness of indebtedness for, any such employee, consultant or director; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other similar benefit; or (iv) give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to 280G of the Code. The Company has provided Parent with a list of individuals who are “disqualified individuals” within the meaning of Section 280G of the Code with respect to the Offer or the Merger or any of the other Contemplated Transactions.

(n) Under each Company Employee Plan that is a single employer defined benefit plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Company Employee Plan’s most recent actuarial valuation, which such actuarial valuation has been Made Available to Parent) did not exceed the then current value of the assets of such Company Employee Plan, and there has been no material adverse change in the financial condition of such Company Employee Plan (with respect to either assets or benefits) since the last day of the most recent plan year. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient in all material respects to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan, as determined according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan. Neither the execution of this Agreement nor the consummation of the Contemplated Transactions shall cause any the assets or insurance obligations to be materially less than the benefit obligations under such a single employer defined benefit plan or funded Foreign Plan.

(o) None of the Acquired Corporations maintains any plan, agreement or arrangement, whether formal or informal, that provides material benefits in the nature of severance or has outstanding any liabilities with respect to material severance benefits.

(p) None of the Acquired Corporations has any material liability (including a material liability arising out of an indemnification, guarantee, hold harmless or similar agreement) relating to any insurance contract held under or purchased to fund an Company Employee Plan, the issuer of which, to the Company’s knowledge, is or was insolvent or in reorganization or the payments under which were suspended.

(q) Except for the Company Option Plans and the ESPP and as set forth in Part 3.17(q) of the Disclosure Schedule, none of the Acquired Corporations maintains any plan, program or arrangement or is a party to any contract that provides any material benefits or provides for material payments to any Person in, based on or measured by the value of any equity security of, or interest in, the Acquired Corporations.

(r) No Acquired Corporation has undertaken any option re-pricing or option exchange program with respect to current Company Options.

(s) With respect to each Company Employee Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid by the Acquired Corporations to date under such insurance policy or fund have been paid, all premiums required to be paid by the Acquired Corporations under the insurance policy or fund through the Closing Date will have been paid on or before the Closing Date and, as of the Closing Date, to the Company’s knowledge, there will be no material liability of any the Acquired Corporations under any such insurance policy, fund or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent material liability arising wholly or partially out of events occurring prior to the Closing Date, other than routine claims for benefits.

(t) The Company has provided Parent with a list of all current employees by position of each of the Acquired Corporations as of the date of this Agreement, and correctly reflects, in all material respects, their wage or salary, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation, commission or severance arrangements), their dates of employment and their positions and work locations.

(u) Part 3.17(u) of the Disclosure Schedule identifies the position (but not the name) held by each employee of any of the Acquired Corporations who is not fully available to perform work because of disability or other leave as of the date of this Agreement and sets forth, to the extent known by the Acquired Corporations as of the date of this Agreement, the anticipated date of return to full service.

(v) None of the Acquired Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Company’s knowledge, seeking to represent any employees of any of the Acquired Corporations. During the three years prior to the date of this Agreement, none of the Acquired Corporations has had any strike, slowdown, work stoppage, organizing campaign, dispute or controversy concerning union representation, by or with respect to any of its employees, or lockout. All of the U.S.-based employees of the Acquired Corporations are “at will” employees. The Company has Made Available to Parent or its advisors accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and written agreements relating to the employment of the employees of the Acquired Corporations.

(w) Each of the Acquired Corporations: (i) is in material compliance with all applicable Legal Requirements and any order, ruling, decree, judgment or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters, including Legal Requirements, orders, rulings, decrees, judgments and awards relating to discrimination, wages and hours, labor relations, leave of absence requirements, and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees; and (ii) has no material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits or social security for any Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice). In the three years prior to the date of this Agreement, none of the Acquired Corporations has effectuated: (A) a “plant closing” or partial “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Corporations; or (B) a “mass layoff” (as defined in the WARN Act or any similar Legal Requirement) affecting any site of employment or facility of any of the Acquired Corporations.

(x) All current or former independent contractors of any of the Acquired Corporations were classified correctly as independent contractors. No independent contractor: (i) has within the last four years provided services to any of the Acquired Corporations for a period of six consecutive months or longer; or (ii) is eligible to participate in any Company Employee Plan other than a Company Option Plan. All temporary or leased employees of the Acquired Corporations who were paid directly by the Acquired Corporations were classified and paid correctly as mandated by the Fair Labor Standards Act and other relevant Legal Requirements. To the knowledge of the Company, all temporary or leased employees of the Acquired Corporations who were paid by an employee leasing agency were classified and paid correctly by that agency as mandated by the Fair Labor Standards Act and other relevant Legal Requirements.

(y) Part 3.17(y) of the Disclosure Schedule lists, as of the date of this Agreement, all material actions, suits, claims, investigations, audits, labor disputes or grievances pending, or to the Company’s knowledge, threatened or reasonably anticipated relating to any employment contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, employee privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety or discrimination matters involving any former or current employees, consultants or directors of any of the Acquired Corporations, including charges of unfair labor practices or harassment complaints. To the Company’s knowledge, none of the Acquired Corporations has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Each of the Acquired Corporations has good labor relations with any labor union or other worker representation entity representing its employees, and to the Company’s knowledge neither the consummation of the Offer or the Merger nor the consummation of any of the other Contemplated Transactions will have a material adverse effect on the labor relations of any of the Acquired Corporations.

(z) The compensation committee of the board of directors of the Company (each member of which the board of directors of the Company has determined is an “independent director” as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and is an “independent director” in accordance with the requirements of Rule 14d?10(d)(2) under the Exchange Act): (i) at a meeting duly called and held, duly adopted resolutions approving each employment, compensation severance and employee benefit agreement, arrangement or understanding entered into on or before the date hereof by the Company or any of its Affiliates with current or future directors, officers or employees of the Company and its Affiliates as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act; and (ii) has taken all other actions and made all other determinations necessary or advisable to ensure that any such arrangements fall within the safe harbor provisions of Rule 14d?10(d).

(aa) Part 3.17(aa) of the Disclosure Schedule lists each Company Employee Plan and Company Employee Agreement between any Acquired Corporation and any Company Associate that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”). Each such nonqualified deferred compensation plan, if any, that is subject to Section 409A is and has been administered in all material respects in operational compliance with the requirements of Section 409A, and all such agreements, plans or arrangements that provide payment after September 1, 2007 and were in existence on or after such date have been drafted or amended to comply with the requirements of the final regulations under Section 409A and have, since December 31, 2008, been in documentary and operational compliance with the requirements of Section 409A. No nonqualified deferred compensation plan that was originally exempt from application of Section 409A has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after September 1, 2007. No compensation is or is reasonably expected to be includable in the gross income of any Company Associate under Section 409A of the Code with respect to any Company Employee Plans or Company Employee Agreements in effect prior to the Effective Time. There is no agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party which, individually or collectively, would reasonably be expected to give rise to a Tax under Section 409A or that would reasonably be expected to give rise to a Company or any Company Subsidiary reporting obligation under Section 409A.

(bb) No Company Option that is a currently outstanding stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)), granted to any Company Associate: (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after September 1, 2007, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code).

3.18	Environmental Matters.

(a) Each of the Acquired Corporations: (i) has been and is in compliance in all material respects with all applicable Environmental Laws; and (ii) possesses all material permits and other Governmental Authorizations required under applicable Environmental Laws, and is, and has been at all times, in compliance in all material respects with the terms and conditions thereof.

(b) None of the Acquired Corporations have received any written notice or, to the knowledge of the Company, any other communication, whether from a Governmental Body, citizens group or other Person: (i) that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law or any Governmental Authorization required under applicable Environmental Laws that has not been fully and finally resolved; or (ii) regarding any alleged failure by it to have obtained any Governmental Authorization required under applicable Environmental Laws. There are no circumstances or conditions that would reasonably be expected to prevent or interfere in any material respect with the compliance by any of the Acquired Corporations with any Environmental Law or any material

Governmental Authorization required under applicable Environmental Laws. None of the Acquired Corporations has knowledge of any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization required under applicable Environmental Laws.

(c) Except in compliance with Environmental Laws and in a manner that would not reasonably be expected to subject the Acquired Corporations to liability, no Materials of Environmental Concern are present on any real property currently operated, controlled or leased by the Acquired Corporations or were present on any other real property at the time it cease to be owned, operated, controlled or leased by the Acquired Corporations.

(d) None of the Acquired Corporations has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or Materials of Environmental Concern.

(e) To the Company’s knowledge: (i) none of the property currently or formerly owned by or currently leased to any of the Acquired Corporations contains, or at any time contained, any underground storage tank, or known or suspected asbestos-containing materials; and (ii) none of the property currently or formerly owned by or leased to any of the Acquired Corporations contains, or at any time contained, any septic system (including any septic tank or septic leach or drain field) in which process wastewater or any Materials of Environmental Concern have been disposed.

(f) The Company has Made Available to Parent all material records in its possession or control concerning compliance and non-compliance with Environmental Laws and all environmental site assessments and audits of any real property currently or formerly owned, operated, controlled or leased by any of the Acquired Corporations or any of their predecessors.

3.19 Insurance. The Company has Made Available to Parent copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations in effect as of the date of this Agreement. Each of such insurance policies is in full force and effect. None of the Acquired Corporations has received any written notice or, to the knowledge of the Company, any other communication regarding any actual or anticipated: (a) cancellation or invalidation of any insurance policy in effect as of the date of this Agreement; (b) refusal of any coverage or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy in effect as of the date of this Agreement. With respect to each Legal Proceeding that has been filed against the Company since April 1, 2010, the Company has provided written notice of such Legal Proceeding to the appropriate insurance carrier(s) if required to do so pursuant to the terms of any insurance policy then in effect, and no such insurance carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so. Part 3.19 of the Disclosure Schedule accurately sets forth the most recent annual premium paid by the Company with respect to the Existing D&O Policy.

3.20 Transactions with Affiliates. Between the date of the Company’s last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.21 Legal Proceedings; Orders.

(a) Except with respect to Legal Proceedings involving Company Intellectual Property, which is covered in Section 3.9, there is no pending Legal Proceeding, and to the Company’s knowledge, no Person has threatened to commence any Legal Proceeding: (i) against any of the Acquired Corporations; or (ii) that challenges, or that, if resolved adversely to the Company, would have the effect of preventing or materially delaying, interfering with or making illegal, the Offer or the Merger or any of the other Contemplated Transactions.

(b) There is no order, writ, injunction, judgment or decree of any Governmental Body of competent jurisdiction to which any of the Acquired Corporations is currently subject and which has not been fully satisfied as of the date of this Agreement. To the Company’s knowledge, no officer or key employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree of any Governmental Body of competent jurisdiction that prohibits such officer or key employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

3.22 Authority; Binding Nature of Agreement. The Company has all necessary corporate right, power and authority to enter into and to perform its obligations under this Agreement subject, in the case of the Merger, to receipt of the Required Company Stockholder Vote (if required by the DGCL). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Company (subject, in the case of the Merger, to the receipt of the Required Company Stockholder Vote (if required by the DGCL)). As of the date of this Agreement, the board of directors of the Company (at a meeting duly called and held) has, by the unanimous vote of all directors of the Company, made the Company Board Recommendation and taken the other actions described in Section 1.2(a), and such board resolutions have not been rescinded, modified or withdrawn in any way. Assuming the due authorization, execution and delivery of this Agreement by Parent and Acquisition Sub and, with respect to the Merger, the receipt by the Company of the Required Company Stockholder Vote (if required by the DGCL), this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.23 Inapplicability of Anti-takeover Statutes. The board of directors of the Company has approved this Agreement and the Contemplated Transactions as required to render inapplicable to this Agreement and the Contemplated Transactions the restrictions on “business combinations” set forth in Section 203 of the DGCL and, to the knowledge of the Company, similar “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination” or similar restrictions set forth in any state takeover law or other Legal Requirement that might otherwise apply to the Stockholder Agreements, the Offer, the Merger or any of the other Contemplated Transactions.

3.24 Vote Required. If required under applicable Legal Requirements in order to permit the consummation of the Merger, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders Meeting (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement, approve the Merger and consummate the other Contemplated Transactions.

3.25 Non-Contravention; Consents. (a) Except for any actions that may be required by, and for compliance with, the Exchange Act, the Securities Act, state securities or “blue sky” laws, the

DGCL, the HSR Act, any foreign antitrust or competition-related Legal Requirement and the rules and regulations of the Nasdaq Stock Market, the execution, delivery or performance of this Agreement by the Company does not, and the consummation of the Contemplated Transactions, including the Offer and the Merger, will not (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of: (A) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations; or (B) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

(ii) contravene or conflict with in any material respect or result in a material violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

(iii) contravene or conflict with in any material respect or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

(iv) contravene or conflict with in any material respect or result in a material violation or breach of, or result in a material default under, any provision of any Material Contract (including any Company Leases), or give any Person the right to: (A) declare a material default or exercise any remedy under any such Material Contract; (B) receive or require a material rebate, chargeback, penalty or change in delivery schedule under any such Material Contract; (C) accelerate the maturity or performance of any such Material Contract; or (D) cancel, terminate or modify in any material respect any term of such Material Contract;

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for the Permitted Encumbrances); or

(vi) result in the transfer of any material asset of any of the Acquired Corporations to any Person.

(b) Except for any actions that may be required by, and for compliance with, the Exchange Act, the Securities Act, state securities or “blue sky” laws, the DGCL, the HSR Act, any foreign antitrust or competition-related Legal Requirement and the rules and regulations of the Nasdaq Stock Market, none of the Acquired Corporations will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (A) the execution, delivery or performance of this Agreement by the Company; or (B) the consummation of the Merger or any of the other Contemplated Transactions, except where the failure to make any such filing, give any such notice or obtain any such Consent would not reasonably be expected to have or result in a Company Material Adverse Effect.

3.26 Fairness Opinion. The Company’s board of directors has received the written opinion of Lazard Frères & Co. LLC, financial advisor to the Company, dated the date of this Agreement, to the effect that, as of such date, the consideration to be paid to holders of Company Common Stock in the Offer and in the Merger (other than holders of Dissenting Shares) is fair from a financial point of view, to such holders. The Company will deliver an accurate and complete copy of said written opinion to Parent promptly after its receipt thereof.

3.27 Financial Advisor. Except for Lazard Frères & Co. LLC, whose fee is disclosed in Part 3.27 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee or other fee or commission or expense reimbursement in connection with the Offer, the Merger and any other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Corporations.

3.28 Information Supplied. None of the documents required to be filed by the Company with the SEC after the date hereof in connection with the Contemplated Transactions will, on the date of such filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. In furtherance and not in limitation of the foregoing, none of the information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time the Offer Documents or the Schedule 14D-9, as applicable, is filed with the SEC, at any time it is amended or supplemented, or at the time it is first distributed or otherwise disseminated to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company or its Subsidiaries with respect to statements made or incorporated by reference in the Offer Documents or the Schedule 14D-9 based on information supplied by or on behalf of Parent in writing for inclusion or incorporation by reference therein.

Section 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Except as disclosed in any document filed with the SEC on or after December 31, 2011 and prior to the date of this Agreement and publicly available on EDGAR (the “Parent SEC Documents”) (excluding any disclosures set forth in any section of any Parent SEC Document entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such document that are general cautionary, predictive or forward-looking in nature but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements), Parent and Acquisition Sub represent and warrant to the Company as follows:

4.1 Due Organization, Etc. Each of Parent and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; (ii) own and use its assets in the manner in which its assets are currently owned and used; and (iii) perform its obligations under all Contracts by which it is bound.

4.2 Certificate of Incorporation and Bylaws. Parent has made available to the Company accurate and complete copies of the currently effective certificate of incorporation and bylaws, including all amendments thereto. Parent is not in violation of its certificate of incorporation.

4.3 Capitalization, Etc.

(a) The authorized capital stock of Parent consists of: (i) 600,000,000 shares of Parent Common Stock of which 153,893,507 shares are issued and outstanding as of the date of this Agreement; and (ii) 30,000,000 shares of preferred stock of which no shares are issued or outstanding. As of the date hereof, Parent does not hold any shares of its capital stock in its treasury, and none of the Subsidiaries of Parent holds any shares of Parent’s capital stock. The rights and privileges of the Parent Common Stock are as set forth in Parent’s restated certificate of incorporation. The shares of Parent Common Stock to be issued pursuant to the Offer and the Merger will, at the time of issuance, be duly authorized and validly issued and, at the Acceptance Time and the Effective Time, as applicable, all such shares will be fully paid and non-assessable, free and clear of any Encumbrances imposed by Parent and free of preemptive rights. Parent has sufficient authorized but unissued shares of Parent Common Stock available under Parent’s restated certificate of incorporation to issue as the applicable portion of the Offer Price in the Offer and as the applicable portion of the Merger Price in the Merger. Parent has reserved from its duly authorized capital stock the number of shares of Parent Common Stock issuable pursuant to this Agreement as of the Closing Date.

4.4 Authority; Binding Nature of Agreement. Parent and Acquisition Sub have all necessary corporate right, power and authority to perform their obligations under this Agreement, and the execution, delivery and performance by Parent and Acquisition Sub of this Agreement have been duly authorized by any necessary action on the part of Parent and Acquisition Sub (subject to, in the case of the Merger, obtaining the vote or consent of Parent as sole stockholder of Acquisition Sub) and their respective boards of directors. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against them in accordance with its terms, subject to the Enforceability Exceptions.

4.5 Non-Contravention. (a) Except for any action that may be required by, and for compliance with, the Exchange Act, the Securities Act, state securities or “blue sky” laws, the DGCL, the HSR Act, any foreign antitrust or competition-related Legal Requirement and the rules and regulations of the Nasdaq Stock Market, the execution, delivery or performance of this Agreement by Parent and Acquisition Sub does not, and the consummation of the Contemplated Transactions (including the Offer and the Merger), will not (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Parent and Acquisition Sub;

(ii) contravene or conflict with in any material respect or result in a material violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or Acquisition Sub, or any of the assets owned or used by Parent or Acquisition Sub, is subject, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under any Legal Requirement or order, writ, injunction, judgment or decree to which Parent or Acquisition Sub, or any of the assets owned or used by Parent or Acquisition Sub, is subject;

(iii) contravene or conflict with in any material respect or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by Parent or Acquisition Sub or that otherwise relates to the business of Parent or Acquisition Sub or to any of the assets owned or used by Parent or Acquisition Sub;

(iv) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or Acquisition Sub (except for the Permitted Encumbrances); or

(v) result in the transfer of any material asset of Parent or Acquisition Sub to any Person.

(b) Except as may be required by the Exchange Act, the Securities Act, state securities or “blue sky” laws, the DGCL, the HSR Act, any foreign antitrust or competition-related Legal Requirement and the rules and regulations of the Nasdaq Stock Market, neither Parent nor Acquisition Sub will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (i) the execution, delivery or performance of this Agreement by Parent and Acquisition Sub; or (ii) the consummation of the Merger or any of the other Contemplated Transactions.

4.6 Financial Advisor. Except for Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage fee or commission or expense reimbursement for acting as financial advisor to Parent or Acquisition Sub in connection with the Offer, the Merger and any other Contemplated Transaction based upon arrangements made by or on behalf of Parent or the Acquisition Sub (it being understood that this Section 4.6 shall not apply to any Person (other than Goldman, Sachs & Co.) providing services in connection with any financing being obtained in connection with the Contemplated Transactions).

4.7 Information Supplied. None of the documents required to be filed by Parent with the SEC in connection with the Contemplated Transactions after the date hereof will, on the date of such filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. In furtherance and not in limitation of the foregoing, none of the information supplied by or on behalf of Parent specifically for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time the Offer Documents or the Schedule 14D-9, as applicable, is filed with the SEC, at any time it is amended or supplemented, or at the time it is first distributed or otherwise disseminated to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Acquisition Sub with respect to statements made or incorporated by reference in the Offer Documents or the Schedule 14D-9 based on information supplied by or on behalf of the Company in writing for inclusion or incorporation by reference therein.

4.8 SEC Filings; Financial Statements.

(a) As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Parent maintains a process of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is designed to provide reasonable assurances: (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles; (ii) that receipts and expenditures are being made only in accordance with the authorizations of management and directors; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on the financial statements. Parent maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that is designed to ensure that all material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s management, as appropriate, to allow timely decisions regarding required disclosure, and otherwise to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules.

(c) The financial statements (including any related notes) contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its Subsidiaries for the periods covered thereby.

(d) Since June 4, 2010, neither Parent, Parent’s independent accountants, the board of directors of Parent, the audit committee of the board of directors of Parent, nor any officer of Parent, has received any oral or written notification of any: (i) “significant deficiency” or “material weakness” in the design or operation of the internal controls over financial reporting of Parent that would reasonably be expected to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information or any fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent; or (ii) any material complaint, allegation or assertion regarding any of the foregoing.

(e) Since June 4, 2010, no attorney representing Parent, whether or not employed thereby, has reported evidence of a material violation of securities laws by Parent or any of its officers, directors, employees or agents or breach of fiduciary duty by any officers or directors of Parent, to the board of directors of Parent or any committee thereof or to the General Counsel of Parent.

4.9 Absence of Changes. Since June 30, 2012 and through the date of this Agreement:

(a) there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that would reasonably be expected to have or result in a Parent Material Adverse Effect; and

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Parent (whether or not covered by insurance) that has had or would reasonably be expected to have or result in a Parent Material Adverse Effect.

4.10 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding against Parent, and to Parent’s knowledge, no Person has threatened to commence any Legal Proceeding against Parent that would reasonably be expected to have the effect of preventing, materially delaying or making illegal, the Offer, the Merger or any of the other Contemplated Transactions.

(b) There is no order, writ, injunction, judgment or decree of any Governmental Body of competent jurisdiction to which Parent is subject that would have the effect of preventing, or materially delaying or interfering with, or making illegal, the Offer, the Merger or any of the Contemplated Transactions.

4.11 Ownership of Shares. As of the date of this Agreement, none of Parent, Acquisition Sub or any of Parent’s Subsidiaries owns (directly or indirectly, beneficially or of record) any shares of Company Common Stock or any shares of Company Preferred Stock or holds any rights to acquire or vote any shares of Company Common Stock or any shares of Company Preferred Stock except pursuant to this Agreement.

4.12 Ownership of Acquisition Sub; No Prior Activities. Acquisition Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its incorporation and the Contemplated Transactions, Acquisition Sub has not and will not prior to the Acceptance Time have incurred, directly or indirectly, through any Subsidiary or otherwise, any material obligations or material liabilities or engaged in any other business activities. The authorized capital stock of Acquisition Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Acquisition Sub is, and at the Effective Time will be, owned directly or indirectly by Parent.

4.13 Financing.

(a) At the Acceptance Time, Acquisition Sub will have available cash resources and/or financing in an aggregate amount sufficient to enable Acquisition Sub to consummate the Offer and for the satisfaction of all of Parent’s and Acquisition Sub’s obligations under this Agreement. Acquisition Sub has delivered to the Company accurate and complete copies of: (i) a fully executed debt commitment letter (together with all annexes, schedules and exhibits thereto) from Morgan Stanley Senior Funding, Inc. and Goldman Sachs Bank USA (the “Commitment Letter”), pursuant to the terms, but subject to the conditions expressly set forth therein, of which the counterparties thereto have committed to provide Parent and Acquisition Sub with debt financing in the amounts set forth therein for purposes of financing the Offer (such debt financing, the “Debt Financing”).

(b) The Commitment Letter is and each definitive agreement with respect to the Debt Financing (which definitive agreements are referred to collectively in this Agreement as the “Definitive Financing Agreements”) entered into after the date of this Agreement but prior to the Acceptance Time (if any), will be, in each case, a legal, valid, binding and enforceable obligation of Parent and Acquisition Sub and, to the knowledge of Parent, the other parties thereto in accordance with their respective terms and subject to: (i) the respective conditions expressly set forth therein; (ii) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (iii) rules of law governing specific performance, injunctive relief and other equitable remedies. As of the date of this Agreement, the Commitment Letter has not been withdrawn, modified, terminated or rescinded in any respect, amended, restated or otherwise modified or waived. There are no conditions precedent or contingencies related to the funding or investing, as applicable, of the full amount of the Debt Financing, other than as expressly set forth in or expressly contemplated by the Commitment Letter. As of the date of this Agreement, there are no side letters or other contracts or arrangements related to the Debt Financing (except for: (x) customary fee letters, a complete copy of each of which has been provided to the Company, with only the fee amounts and certain other terms (none of which would adversely affect the amount or availability of the Debt Financing) redacted, relating to the Debt Financing between Parent and Acquisition Sub, on the one hand, and the providers of the Debt Financing, on the other hand; and (y) customary engagement letters) other than the Commitment Letter.

(c) As of the date of this Agreement: (i) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), in each case, on the part of Parent or Acquisition Sub nor, to Parent’s knowledge, any other counterparty thereto, under the Commitment Letter; and (ii) neither Parent nor Acquisition Sub has any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing or any other funds necessary for the satisfaction of all of Parent’s and Acquisitions Sub’s obligations under this Agreement will not be available to Parent at the Acceptance Time and the Effective Time, as applicable. As of the date of this Agreement, neither Parent nor Acquisition Sub is aware of any actual or potential failure to satisfy any condition precedent or other contingency expressly set forth in the Commitment Letter. As of the date of this Agreement, Parent and Acquisition Sub have no reason to believe that they will be unable to satisfy the conditions to funding contained in the Commitment Letter. As of the date of this Agreement, neither Parent nor Acquisition Sub is aware of any fact or occurrence that makes any of the representations or warranties of Parent or Acquisition Sub relating to Parent and Acquisition Sub in the Commitment Letter inaccurate in any material respect. To the extent required, Parent has fully paid all commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Commitment Letter.

Section 5. CERTAIN COVENANTS OF THE COMPANY

5.1 Access and Investigation.

(a) Subject to Section 5.1(b), during the period from the date of this Agreement through the earlier of the Effective Time or termination of this Agreement (the “Pre-Closing Period”), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request. Subject to Section 5.1(b), during the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Acquired Corporations to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Acquired Corporations to discuss such matters as Parent may reasonably deem necessary or appropriate with respect to the satisfaction by Parent or the Company of its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. All information exchanged pursuant to this Section 5.1 shall be subject to the provisions of the Confidentiality Agreement. Without limiting the generality of any of the foregoing and subject to Section 5.1(b), during the Pre-Closing Period, the Company shall promptly provide Parent upon its reasonable request with copies of:

(i) all material operating and financial reports prepared by the Acquired Corporations for the Company’s senior management, including: (A) copies of the unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows; and (B) copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for the Company’s senior management;

(ii) any written materials or communications sent by or on behalf of the Company to its stockholders;

(iii) any material notice, correspondence, document or other communication sent by or on behalf of any of the Acquired Corporations to any party to any Material Contract or sent to any of the Acquired Corporations by any party to any Material Contract (other than any communication that relates solely to routine commercial transactions between an Acquired Corporation and the other party to any such Contract and that is of the type sent in the ordinary course of business and consistent with past practices);

(iv) any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Offer or the Merger or any of the other Contemplated Transactions; and

(v) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body.

(b) Notwithstanding the foregoing provisions in Section 5.1(a), the Company may restrict or otherwise prohibit access to any documents or information to the extent that: (i) any applicable Legal Requirements (including any laws relating to security clearances) require the Company to restrict or otherwise prohibit access to such documents or information; (ii) access to such documents or information would waive any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information; (iii) access to a Contract to which any Acquired Corporation is a party as of the date of this Agreement or otherwise bound as of the date of this Agreement would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract; or (iv) unless otherwise required to be provided pursuant to Section 5.3, such documents or information relate directly to any Acquisition Proposal or Acquisition Inquiry; provided that, in the case of clauses “(i),” “(ii)” and “(iii),” the Company shall: (A) give reasonable notice to Parent of the fact that it is restricting or otherwise prohibiting access to such documents or information pursuant to this Section 5.1(b); (B) inform Parent with sufficient detail of the reason for such restriction or prohibition; and (C) cause the Acquired Corporations to use commercially reasonable efforts to cause the documents or information that are subject to such restriction or prohibition to be provided in a manner that would not reasonably be expected to violate such restriction or prohibition.

(c) Any investigation conducted pursuant to the access contemplated by this Section 5.1 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Acquired Corporations or create a material risk of damage or destruction to any material property or material assets of the Acquired Corporations. Any access to the Company’s properties shall be subject to the term of the applicable Company Leases, the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing.

5.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period, except: (i) as required by applicable Legal Requirements; or (ii) as disclosed in Part 5.2(a) of the Disclosure Schedule, the Company shall: (A) ensure that each of the Acquired Corporations conducts its business and operations in all material respects in the ordinary course and in accordance with past practices; and (B) use commercially reasonable efforts to ensure that each Acquired Corporation preserves substantially intact its current business organization, keeps available the services of its current officers and employees at the level of Vice President or above, and maintains its beneficial business relations and goodwill with all material suppliers, customers, strategic partners, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with the Acquired Corporations, taken as a whole.

(b) Without limiting the generality of the foregoing, during the Pre-Closing Period, except: (x) with the prior written consent of Parent (which, with respect to clauses “(viii),” “(ix),” “(x),” “(xi),” “(xiii),” and “(xvi),” shall not be unreasonably withheld, conditioned or delayed); (y) as required by applicable Legal Requirements; or (z) as disclosed in Part 5.2(b) of the Disclosure Schedule, the Company shall not, and shall not permit any of the other Acquired Corporations to:

(i) declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock or otherwise) in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities or rights, warrants or options to acquire any such shares or securities, other than: (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Options; (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Option Plans; and (C) the acquisition by the Company of Company Options, purchase rights under the ESPP or Company Restricted Stock in accordance with their terms in effect as of the date of this Agreement in connection with the forfeiture of such awards;

(ii) sell, issue, grant or authorize the issuance or grant of, or materially amend the terms of: (A) any capital stock or other security; (B) any option, restricted stock unit, restricted stock award or other equity-based compensation award (whether payable in cash, stock or otherwise), call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock: (1) upon the valid exercise of Company Options outstanding as of the date of this Agreement and upon the exercise of the Top-Up Option; (2) as a result of the vesting of Company Restricted Stock Units outstanding as of the date of this Agreement; and (3) upon the exercise of options outstanding as of the date hereof under the ESPP);

(iii) split, divide, subdivide, combine, consolidate or reclassify any of its capital stock or issue or authorize the issuance of any securities in lieu of or in substitution for shares of its capital stock;

(iv) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company’s Option Plans, any provision of any agreement evidencing any Company Option, any outstanding Company Restricted Stock Agreement, any outstanding Company Restricted Stock Unit or otherwise modify any of the terms of any outstanding equity-based compensation award or other security or any related Contract;

(v) adopt, approve or implement any “poison pill” or similar rights plan that could adversely affect the timely consummation of the Offer, the Merger or any of the other Contemplated Transactions;

(vi) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization or similar transaction;

(vii) form any Subsidiary or acquire any equity interest in any other Entity;

(viii) make any capital expenditure (except capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period, do not exceed $2,500,000 in the aggregate);

(ix) other than in the ordinary course of business consistent with past practices, enter into or become bound by any Contract with a term of greater than six months or involving obligations on the part of the Acquired Corporation in excess of $250,000, or amend, terminate, or waive any material right or remedy under, any Material Contract, other than with respect to any Material Contract that automatically renews or terminates by its terms without any action of the Acquired Corporations, in each case, as in effect as of the date of this Agreement;

(x) except to the extent addressed in, and not otherwise prohibited by, Section 5.2(b)(viii) or Section 5.2(b)(ix): (A) other than in the ordinary course of business consistent with past practices, acquire, lease or license any material right or asset from any other Person; (B) sell or otherwise dispose of, or lease or license any material right or asset to any other Person; or (C) waive or relinquish any material right;

(xi) enter into any Contract to purchase any interest in real property, grant any security interest in any real or personal property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any Company Lease;

(xii) (A) incur any indebtedness for borrowed money, issue or sell any debt securities or rights to acquire any debt securities of the Company or such Acquired Corporation, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, other than: (1) trade payables and similar obligations incurred in the ordinary course of business and consistent with past practice; (2) any such indebtedness incurred, assumed or otherwise entered into in the ordinary course of business and in accordance with past practices (including any borrowings under the Company’s existing credit facilities and in respect of letters of credit) for additional amounts after the date hereof not in excess of $500,000 in the aggregate; and (3) any such indebtedness incurred in connection with the refinancing of any indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder; or (B) make any loans to any Person, other than for: (y) accounts receivable and similar arrangements extended in the ordinary course of business; or (z) indebtedness for reimbursement of expenses made in the ordinary course of business consistent with past practice not exceeding $20,000 individually;

(xiii) except: (w) for immigrations sponsorships made in the ordinary course consistent with past practices; (x) as otherwise required pursuant to this Agreement; (y) as necessary to maintain Tax-qualified status or Tax-favored treatment; or (z) as required by the provisions of a Company Employee Plan in effect on the date of this Agreement, establish, adopt, terminate or amend any Employee Plan or any plan, practice, agreement, arrangement or policy that would be an Employee Plan if it was in existence on the date of this Agreement, pay any bonus or make any profit-sharing or similar payment to or for the benefit of, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its current or former directors, officers or employees;

(xiv) (A) hire any employee at the level of Vice President or above; (B) hire any employee with an annual base salary in excess of $150,000; or (C) promote any employee to the level of Vice President or above, in each case, except in order to fill a position vacated after the date of this Agreement;

(xv) change in any material respect any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any material respect;

(xvi) (A) except in the ordinary course and consistent with the Company’s past business practices, make, change or revoke any material Tax election; (B) settle or compromise any material Tax claim or liability; (C) change (or make a request to any Governmental Body to change) any material aspect of its method of accounting for Tax purposes; (D) file any amended material Tax Return; (E) surrender any claim for a refund of a material amount of Taxes; or (F) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(xvii) commence or settle any Legal Proceeding (except with respect to non-material disputes as may arise from time to time in the Company’s ordinary course of business);

(xviii) enter into any material transaction with any of its Affiliates (other than the Company and any Company Subsidiary) other than pursuant to written arrangements in effect on the date of this Agreement and excluding any employment, compensation or similar arrangements otherwise permitted pursuant to this Section 5.2(b);

(xix) agree or commit to: (A) pay any fee, “profit sharing” payment or other consideration (including any increased rent payments or any other penalty), whether in cash or in any other form of consideration, in connection with obtaining any Consent from any Person relating to any Contract; or (B) provide additional security (including a guaranty, security interest or otherwise) with respect to any Contract; or

(xx) agree or commit to take any of the actions described in clauses “(i)” through “(xix)” of this Section 5.2(b).

(c) Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Acceptance Time. Prior to the Acceptance Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ respective operations.

(d) During the Pre-Closing Period:

(i) the Company shall promptly, after it becomes aware of any of the following, notify Parent, orally and in writing of: (A) the occurrence or non-occurrence of any event, condition, fact or circumstance that would be reasonably likely to cause: (1) any representation or warranty made by the Acquired Corporations in this Agreement to be untrue or inaccurate in any material respect at any time during such period; or (2) any of the conditions set forth in Exhibit B or in Section 7 not to be satisfied; (B) the failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be satisfied by it pursuant to this Agreement; (C) (1) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (2) any Legal Proceeding commenced against any of the Acquired Corporations that relates to any of the Contemplated Transactions; or (D) any event, condition, fact or circumstance that has had or would reasonably be expected to have or result in a Company Material Adverse Effect. No notification given to Parent pursuant to this Section 5.2(d)(i) shall limit or otherwise affect any of the representations, warranties or covenants of the Company contained in this Agreement or any of the remedies available to Parent hereunder; and

(ii) Parent shall promptly, after it becomes aware of any of the following, notify the Company, orally and in writing of: (A) the occurrence or non-occurrence of any event, condition, fact or circumstance that would be reasonably likely to cause: (1) any representation or warranty made by the Parent or Acquisition Sub in this Agreement to be untrue or inaccurate in any material respect at any time during such period; or (2) any of the conditions set forth in Exhibit B not to be satisfied; (B) the failure by Parent or Acquisition Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be satisfied by it pursuant to this Agreement; (C)(1) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (2) any Legal Proceeding commenced against Parent or Acquisition Sub that relates to any of the Contemplated Transactions; or (D) any event, condition, fact or circumstance that has had or would reasonably be expected to have or result in a Parent Material Adverse Effect. No notification given to the Company pursuant to this Section 5.2(d)(ii) shall limit or otherwise affect any of the representations, warranties or covenants of Parent or Acquisition Sub contained in this Agreement or any of the remedies available to the Company hereunder.

(e) The Company shall timely exercise in full any right or option it may have to repurchase shares of its capital stock which is or becomes exercisable during the Pre-Closing Period from any current or former employee, consultant, officer, member of the board of directors or other Person upon termination of such Person’s service to any of the Acquired Corporations where the repurchase price per share is less than the Offer Price; provided, however, that the Company shall use reasonable efforts to notify Parent in writing at least five days in advance of any such repurchase and, notwithstanding the above, shall only exercise any such repurchase right to the extent directed by Parent in writing.

5.3 No Solicitation.

(a) The Company shall not directly or indirectly, shall ensure that each other Acquired Corporation and all Representatives of the Acquired Corporations do not, directly or indirectly, and shall not authorize or permit its employees or the other Acquired Corporations’ employees who are not officers or directors to, directly or indirectly (other than with respect to Parent and Acquisition Sub): (i) solicit, initiate or knowingly encourage, assist or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any transaction, or approving any Person (other than Parent and its Affiliates) becoming an “interested stockholder,” for purposes of

Section 203 of the DGCL); (ii) furnish or otherwise provide access to any non-public information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; or (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry (except to disclose the existence of this Section 5.3 and this Agreement).

(b) Notwithstanding anything to the contrary contained in Section 5.3(a) or elsewhere in this Agreement, prior to the Acceptance Time, the Company may furnish non-public information regarding the Acquired Corporations to, and enter into discussions or negotiations with, any Person in response to (and in connection with) an unsolicited, bona fide, written Acquisition Proposal or Acquisition Inquiry that is submitted to the Company by such Person (and not withdrawn) and could reasonably be expected to lead to a Superior Offer if: (i) no Acquired Corporation shall have breached the provisions of this Section 5.3 and no Representative of any Acquired Corporation shall have taken any action that would constitute a breach of the provisions of this Section 5.3 if such action had been taken by an Acquired Corporation; (ii) the board of directors of the Company determines in good faith, after having taken into account the advice of the Company’s independent financial advisor and the Company’s outside legal counsel, that such Acquisition Proposal or Acquisition Inquiry constitutes or would reasonably be expected to result in a Superior Offer; and (iii) concurrently or prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Company: (A) gives Parent written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person; and (B) receives from such Person, and delivers to Parent a copy of, an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Acquired Corporations and customary “standstill” provisions and containing other provisions no less favorable to the Company than the provisions of the Confidentiality Agreement and prior to or concurrently with furnishing any such non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by the Company to Parent.

(c) If the Company or any other Acquired Corporation or any of their respective Representatives receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, the Company shall promptly (and in no event later than: (A) 24 hours after receipt of such Acquisition Proposal or written Acquisition Inquiry; or (B) 48 hours after receipt of such Acquisition Inquiry that is not in writing) advise Parent orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, the material terms and conditions thereof, and, if available, any written documentation received by such Acquired Corporation setting forth such terms and conditions). Notwithstanding the foregoing, an Acquired Corporation shall not be obligated to advise Parent of such Acquisition Proposal or Acquisition Inquiry in the manner contemplated by the previous sentence if doing so would violate any written agreement between the Company and a third party that was entered into prior to September 18, 2012; provided, however, that unless and until Parent is advised of such Acquisition Proposal or Acquisition Inquiry in the manner contemplated by the previous sentence (including by providing Parent with the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry), the Acquired Corporations and their Representatives shall be prohibited from engaging in any discussions or negotiations with such third party (other than to inform such third party that no discussions or negotiations may take place unless such third party consents to such disclosure) and from providing non-public information to such third party. The Company shall keep Parent reasonably informed with respect to the status of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.

(d) The Company shall, and shall ensure that each other Acquired Corporation and all Representatives and employees of the Acquired Corporations, immediately cease and cause to be terminated any existing solicitation, encouragement, discussions or negotiations with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

(e) The Company: (i) agrees that it will not, and shall ensure that each other Acquired Corporation will not, release or permit the release of any Person from, or amend or waive or permit the amendment or waiver of any provision of, any confidentiality, non-solicitation, no-hire, “standstill” or similar agreement or provision to which any of the Acquired Corporations is or becomes a party or under which any of the Acquired Corporations has or acquires any rights (including the “standstill” provision contained in any confidentiality agreement entered into by the Company pursuant to Section 5.3(b)(iv)(B)); and (ii) will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also shall promptly: (A) request each Person that has executed a confidentiality agreement or similar agreement in connection with its consideration of a possible Acquisition Proposal or investment in any Acquired Corporation to return or destroy all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations; and (B) prohibit any third party from having access to any physical or electronic data rooms relating to a possible Acquisition Proposal.

(f) Except as permitted by Section 5.3(g) or Section 5.3(h), neither the board of directors of the Company nor any committee thereof shall: (i) withdraw or modify in a manner adverse to Parent or Acquisition Sub, permit the withdrawal or modification in a manner adverse to Parent or Acquisition Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Acquisition Sub, the Company Board Recommendation (it being understood that the Company Board Recommendation shall be deemed to have been modified in a manner adverse to Parent if it shall no longer be unanimous) or resolve, agree or propose to take any of the actions contemplated by this clause “(i)” (any action described in this clause “(i)” being referred to as an “Adverse Recommendation Change”); or (ii) approve, endorse, accept or recommend, or publicly propose to approve, endorse, accept or recommend, any Acquisition Proposal, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract constituting or relating to, or that is intended to, contemplates or is reasonably likely to result in, an Acquisition Transaction, other than a confidentiality agreement referred to in Section 5.3(b)(iii)(B), or resolve, agree or propose to take any of the actions contemplated by this clause “(ii).”

(g) Notwithstanding anything to the contrary contained in Section 5.3(f) or elsewhere in this Agreement, the board of directors of the Company may, at any time prior to the Acceptance Time, make an Adverse Recommendation Change and thereafter may cause the Company to terminate this Agreement in accordance with Section 8.1(f) and, concurrently with such termination, cause the Company to enter into a Specified Definitive Acquisition Agreement in accordance and subject to compliance with the provisions of Section 8.1(f) if: (i) an unsolicited, bona fide, written Acquisition Proposal that did not otherwise result from a breach of the provisions of this Section 5.3 is made to the Company and is not withdrawn; (ii) the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s independent financial advisor and the advice of the Company’s outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer; (iii) the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that, in light of such Superior Offer, failure to make an Adverse Recommendation Change or failure to take action pursuant to Section 8.1(f) would be inconsistent with the fiduciary duties of the Company’s board of directors under applicable Delaware law; (iv) prior to effecting such Adverse Recommendation Change or taking action pursuant to Section 8.1(f), the

Company’s board of directors shall have given Parent at least five business days’ prior written notice: (A) that it has received a Superior Offer that did not result from a breach of any of the provisions of this Section 5.3 or any “standstill” or similar agreement or provision under which any Acquired Corporation has any rights; (B) that it intends to make an Adverse Recommendation Change or take action pursuant to Section 8.1(f) as a result of such Superior Offer; and (C) specifying the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other document relating thereto) (it being understood and agreed that any change to the consideration payable in connection with such Superior Offer or any other material modification thereto shall require a new five business days’ advance written notice by the Company (except that the five business day period referred to above shall be reduced to three business days)); (v) during any such notice period(s), the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that such Superior Offer would no longer constitute a Superior Offer; and (vi) at the time of any Adverse Recommendation Change and the taking of action pursuant to Section 8.1(f), the board of directors of the Company determines in good faith, after taking into account the advice of the Company’s independent financial advisor and the advice of the Company’s outside legal counsel, that the failure to make an Adverse Recommendation Change and the failure to take action pursuant to Section 8.1(f) would still be inconsistent with the fiduciary duties of the Company’s board of directors under applicable Delaware law in light of such Superior Offer (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(v)” or otherwise).

(h) Notwithstanding anything to the contrary contained in Section 5.3(f) or elsewhere in this Agreement, the board of directors of the Company may, at any time prior to the Acceptance Time, make an Adverse Recommendation Change, if: (i) there shall occur or arise after the date of this Agreement a material event, material development or material change in circumstances that does not relate to any Acquisition Proposal that was not known by the Company’s board of directors on the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by the Company’s board of directors as of the date hereof), which event, development or change in circumstance, or any material consequences thereof, becomes known to the Company’s board of directors prior to the Acceptance Time (any such material event, material development or material change in circumstances unrelated to an Acquisition Proposal being referred to as an “Intervening Event”); (ii) no director had knowledge, as of the date of this Agreement, that such Intervening Event was reasonably likely to occur or arise after the date of this Agreement; (iii) the Company provides Parent, at least two days prior to any meeting of the Company’s board of directors at which such board of directors will consider and determine whether such Intervening Event may require the Company to make an Adverse Recommendation Change, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Intervening Event; (iv) the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s independent financial advisor and the advice of the Company’s outside legal counsel, that, in light of such Intervening Event, failure to make an Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Company’s board of directors under applicable Delaware law; (v) no Adverse Recommendation Change has been made for five business days after receipt by Parent of a written notice from the Company confirming that the Company’s board of directors has determined that the failure to make such an Adverse Recommendation Change in light of such Intervening Event would be inconsistent with its fiduciary duties under applicable Delaware law; (vi) during such five business day notice period, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that failure to make an Adverse Recommendation Change as a result of such Intervening Event would no longer be inconsistent with the fiduciary duties of the Company’s board of directors; and (vii) at the time of any Adverse Recommendation Change, the board of directors of the Company determines in good faith, after taking into account the advice of the Company’s independent financial advisor and the advice of the Company’s outside legal counsel, that the failure to make an Adverse Recommendation Change would still be inconsistent with the fiduciary duties of the Company’s board of directors under applicable Delaware law in light of such Intervening Event (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(vi)” or otherwise)

(i) Nothing contained in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company from: (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; or (ii) making any disclosure to its stockholders if the board of directors of the Company determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable Delaware law; provided, however, that this Section 5.3(i) shall not be deemed to permit the board of directors of the Company to make an Adverse Recommendation Change or take any of the actions referred to in clause “(ii)” of Section 5.3(f) except, in each case, to the extent permitted by Section 5.3(g) and Section 5.3(h).

5.4 Company Equity Awards and ESPP.

(a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase shares of Parent Common Stock, with such conversion effected through Parent: (i) assuming such Company Option; or (ii) replacing such Company Option by issuing a reasonably equivalent replacement stock option to purchase shares of Parent Common Stock in substitution therefor, in either case in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Option Plan and the terms of the stock option agreement by which such Company Option is evidenced. All rights with respect to shares of Company Common Stock under Company Options assumed or replaced by Parent shall thereupon be converted into options with respect to shares of Parent Common Stock. Accordingly, from and after the Effective Time: (A) each Company Option assumed or replaced by Parent may be exercised solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Company Option assumed or replaced by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time by the Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed or replaced by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) subject to the terms of the stock option agreement by which such Company Option is evidenced, any restriction on the exercise of any Company Option assumed or replaced by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged as a result of the assumption or replacement of such Company Option; provided, however, that Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Company Option assumed or replaced by Parent. The “Conversion Ratio” shall be equal to the fraction having a numerator equal to: (1) the Cash Consideration; plus (2) the dollar amount determined by multiplying the Stock Consideration by the average of the closing sale prices of a share of Parent Common Stock as reported on the Nasdaq Global Select Market for each of the 10 consecutive trading days immediately prior to the Closing Date and having a denominator equal to the average of the closing sale prices of a share of Parent Common Stock as reported on the Nasdaq Global Select Market for each of the 10 consecutive trading days immediately prior to the Closing Date; provided, however, that if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Conversion Ratio shall be adjusted to the extent appropriate.

(b) At the Effective Time, each award of Company Restricted Stock that is outstanding immediately prior to the Effective Time (and does not vest as a result of the consummation of the Contemplated Transactions) shall be assumed by Parent and converted into the right to receive the Merger Price for each such share of Company Restricted Stock. From and after the Effective Time, each assumed share of Company Restricted Stock shall be: (i) settled solely in the Cash Consideration and Stock Consideration at the time such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates; and (ii) subject to substantially the same terms, including the same repurchase option, risk of forfeiture or other condition as applied to the shares of Company Restricted Stock immediately prior to the Effective Time.

(c) At the Effective Time, each Company Restricted Stock Unit that is outstanding immediately prior to the Effective Time (and does not vest as a result of the consummation of the Contemplated Transactions) shall be assumed by Parent and converted into the right to receive the Merger Price for each share of Company Common Stock subject to such Company Restricted Stock Unit. From and after the Effective Time, each assumed Company Restricted Stock Unit shall be: (i) settled solely in the Cash Consideration and Stock Consideration at the time such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates; and (ii) subject to substantially the same terms, including the same repurchase option, risk of forfeiture or other condition as applied to the Company Restricted Stock Units immediately prior to the Effective Time.

(d) At the Effective Time, Parent shall assume the Company 2010 Stock Incentive Plan or merge such Company Option Plan into any equity incentive plan of Parent. Parent shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of such Company Option Plan as of the Effective Time, except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in such Company Option Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to the administration of such Company Option Plan.

(e) Prior to the Effective Time, the Company shall take all action that may be necessary (under the Company Option Plans and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of Company Options, Company Restricted Stock and Company Restricted Stock Units, have no rights with respect thereto other than those specifically provided in this Section 5.4.

(f) Parent shall use its reasonable efforts to file with the SEC, no later than 10 business days after the Effective Time, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the Company Options, Company Restricted Stock and Company Restricted Stock Units assumed or replaced by Parent in accordance with Section 5.4(a).

(g) Prior to the Acceptance Time, the Company shall take all action that may be necessary to: (i) cause the offering period under the ESPP that is outstanding as of the date of this Agreement to be terminated as of the last business day prior to the Acceptance Time or the date such offering period terminates by its terms, if earlier (such date, the “Final Purchase Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period, but otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP; (iii) cause the exercise (as of the Final Purchase Date) of each outstanding purchase right under the ESPP; (iv) provide that no further offering period or purchase period shall commence under the ESPP after the date hereof subject to the occurrence of the Acceptance Time; and (v) ensure that no individual shall be permitted to make a new election to purchase shares in any current offering period or increase his or her election to purchase shares in any current offering period; provided, however, that the actions described in clauses “(i)” through “(iv)” of this sentence shall be conditioned upon the consummation of Offer. On such new exercise date, the Company shall apply the funds credited as of such date under the ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP. Immediately prior to and effective as of the Acceptance Time (and subject to the consummation of the Offer), the Company shall terminate the ESPP.

Section 6. ADDITIONAL COVENANTS OF THE PARTIES

6.1 Stockholder Approval and Short-Form Merger.

(a) If the approval of this Agreement by the Company’s stockholders is required by applicable Legal Requirements in order to consummate the Merger, the Company shall, following the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 under the Exchange Act, take all action necessary or advisable under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the approval of this Agreement (the “Company Stockholders Meeting”). The Company shall ensure that all proxies solicited in connection with the Company Stockholders Meeting are solicited in compliance with all applicable Legal Requirements, and shall, through the Company’s board of directors, recommend to its stockholders that they give the Required Company Stockholder Vote, except to the extent that the Company’s board of directors shall have made an Adverse Recommendation Change as permitted by Section 5.3.

(b) If the approval of this Agreement by the Company’s stockholders is required by applicable Legal Requirements in order to consummate the Merger, Parent agrees to cause all shares of Company Common Stock owned by Parent, Acquisition Sub or any other Subsidiary of Parent to be voted in favor of the approval of this Agreement at the Company Stockholders Meeting.

(c) If, following the Acceptance Time and prior to the Effective Time, Parent, Acquisition Sub and any other Subsidiary of Parent shall collectively acquire at least one share more than 90% of the outstanding shares of Company Common Stock, the parties shall take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the stockholders of the Company, in accordance with Section 253 of the DGCL.

6.2 Regulatory Approvals.

(a) Each party shall use reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Offer, the Merger, the other Contemplated Transactions and the Stockholder Agreements, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall prepare and file the notification and report forms required to be filed under the HSR Act within five business days following the date of this Agreement. The Company and Parent shall prepare and file any notification or other document required to be filed under any applicable foreign antitrust or competition-

related Legal Requirement in connection with the Offer, the Merger, the other Contemplated Transactions and the Stockholder Agreements promptly after the date of this Agreement. The Company and Parent shall respond as promptly as practicable to: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or related matters. At the request of Parent, the Company shall divest, sell, dispose of, hold separate or take any other action with respect to any of the businesses, product lines or assets of the Acquired Corporations, provided that any such action is conditioned upon the consummation of the Offer or the Merger.

(b) Subject to the confidentiality provisions of the Confidentiality Agreement, Parent and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 6.2(a). Except where prohibited by applicable Legal Requirements or any Governmental Body, and subject to the confidentiality provisions of the Confidentiality Agreement, each of Parent and the Company shall: (i) consult with the other prior to taking a position with respect to any such filing; (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any party hereto in connection with any Legal Proceeding related solely to this Agreement or the transactions contemplated hereby (including any such Legal Proceeding relating to any antitrust, competition or fair trade Legal Requirement); (iii) coordinate with the other in preparing and exchanging such information; and (iv) promptly provide the other (and its counsel) with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such party with or to any Governmental Body related solely to this Agreement or the Contemplated Transactions.

(c) Each of Parent and the Company shall notify the other promptly upon the receipt of: (i) any communication from any official of any Governmental Body in connection with any filing made pursuant to this Agreement; (ii) knowledge of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Contemplated Transactions (and shall keep the other party informed as to the status of any such Legal Proceeding or threat); and (iii) any request by any official of any Governmental Body for any amendment or supplement to any filing made pursuant to this Agreement or any information required to comply with any Legal Requirements applicable to the Contemplated Transactions. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.2(a), Parent or the Company, as the case may be, shall (promptly upon learning of the occurrence of such event) inform the other of the occurrence of such event and cooperate in filing with the applicable Governmental Body such amendment or supplement.

(d) Subject to Section 6.2(e), Parent and the Company shall use reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 6.2(e), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Offer, the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Offer, the Merger or any of the other Contemplated Transactions; and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger.

(e) Notwithstanding anything to the contrary contained in Section 6.2 or elsewhere in this Agreement, neither Parent nor Acquisition Sub shall have any obligation under this Agreement: (i) to divest or agree to divest (or cause any of its Subsidiaries or any of the Acquired Corporations to divest or agree to divest) any of its respective businesses, product lines or assets, or to take or agree to take (or cause any of its Subsidiaries or any of the Acquired Corporations to take or agree to take) any other action or agree (or cause any of its Subsidiaries or any of the Acquired Corporations to agree) to any limitation or restriction on any of its respective businesses, product lines or assets; or (ii) to contest any Legal Proceeding relating to the Offer or the Merger or any of the other Contemplated Transactions.

6.3 Employee Benefits.

(a) Except as set forth herein, the Company shall not take (or cause or permit to be taken) any action to terminate any Company Employee Plan, including any such plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “401(k) Plan”); provided, however, that if directed in writing by Parent not less than five business days prior to the Effective Time and, with respect to each 401(k) Plan, within five business days prior to the date on which the Acceptance Time occurs, the Company shall take (or cause to be taken) all actions reasonably determined by Parent to be necessary or appropriate to terminate any such Company Employee Plan, with such termination effective as of the day immediately prior to the Closing Date. Unless Parent provides such written notice to the Company, the Company shall provide Parent with evidence that all 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the date on which the Acceptance Time occurs) pursuant to resolutions of the board of directors of the Company or applicable Acquired Corporation, as the case may be. The form and substance of such resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld. The Company also shall take such other actions in furtherance of terminating such 401(k) Plan(s) as Parent may reasonably request.

(b) The Company shall take (or cause to be taken) all actions reasonably determined by Parent to be necessary or appropriate to terminate the FY 2013 Annual Incentive Bonus Program, with such termination effective as of the Acceptance Time.

(c) Parent agrees that, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Legal Requirements: (i) all employees of the Acquired Corporations who are citizens of the United States of America or are otherwise legally employed in the United States of America and who continue their employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall be eligible to participate in Parent’s employee benefit plans, including but not limited to its bonus, severance, health, welfare, vacation and retirement plans (the “Parent Employee Plans”), to substantially the same extent as similarly situated employees of Parent; (ii) for purposes of determining a Continuing Employee’s eligibility to participate in Parent Employee Plans, such Continuing Employee shall receive credit under such plans for his or her years of continuous service with the Acquired Corporations prior to the Effective Time to the same extent as such service was recognized under any analogous Company Employee Plan in effect immediately prior to the Effective Time; (iii) for purposes of each Parent Employee Plan providing medical, dental, pharmaceutical, life insurance and/or vision benefits to any Continuing Employee, Parent shall, or shall cause, the Surviving Corporation to cause, all pre-existing condition exclusions and actively-at-work requirements of such Parent Employee Plan to be waived for such employee and his or her covered dependents; and (iv) to the extent the Closing occurs on or prior to December 31, 2012, in lieu of its obligations set forth in clause “(iii)” of this sentence, Parent shall be entitled to cause any Company Employee Plan providing medical, dental, pharmaceutical, life insurance and/or vision benefits to remain in effect through December 31, 2012.

(d) To the extent any employee notification or employee consultation requirements are imposed by applicable Legal Requirements with respect to the transactions contemplated by this Agreement, the Company and Parent shall cooperate to ensure that such notification or consultation requirements are complied with prior to the Acceptance Time or Effective Time, as applicable. Prior to the Effective Time, no Acquired Corporation shall communicate with Continuing Employees regarding post-Closing employment matters, including post-Closing employee benefits and compensation, without the prior written approval of Parent, which approval shall not be unreasonably withheld.

(e) Nothing in this Section 6.3 or elsewhere in this Agreement shall be deemed to make any employee of the parties or their respective Subsidiaries a third party beneficiary of this Section 6.3 or provide any such employee any rights relating hereto.

6.4 Indemnification of Officers and Directors.

(a) The Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and each Company Subsidiary in favor of those Persons who are former or current directors and officers of the Company or a Company Subsidiary as of the date of this Agreement and any Person who becomes a director or officer of the Company or a Company Subsidiary prior to the Effective Time (the “Indemnified Persons”) for their acts and omissions as directors and officers occurring prior to the Effective Time, as provided in the certificate of incorporation or bylaws of the Company or of a Company Subsidiary (as in effect as of the date of this Agreement or, with respect to any Person who becomes a director or officer of the Company or a Company Subsidiary, as of the Effective Time, to the extent such agreement is substantially the same as the indemnification agreements in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company or a Company Subsidiary and said Indemnified Persons (as in effect as of the date of this Agreement) Made Available to Parent, which obligations shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 6.4 applies without the consent of such affected Indemnified Person. It is expressly agreed that the Indemnified Persons to whom this Section 6.4 applies shall be third party beneficiaries of this Section 6.4, each of whom may enforce the provisions of this Section 6.4.

(b) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers occurring at or prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form disclosed by the Company to Parent prior to the date of this Agreement (the “Existing D&O Policy”), covering each Person covered by the Existing D&O Policy, on terms with respect to the coverage and amounts that are equivalent to those of the Existing D&O Policy; provided, however, that: (i) the Surviving Corporation may substitute for the Existing D&O Policy a policy or policies of comparable coverage; and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policy in excess of the dollar amount set forth in Part 6.4(b) of the Disclosure Schedule (the “Maximum Premium”). In the event any future annual premiums for the Existing D&O Policy exceed the Maximum Premium, the Surviving Corporation shall be obligated to, and Parent shall be obligated to cause the Surviving Corporation to, obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a pre-paid, non-cancellable “tail” policy on the Existing D&O Policy for a claims reporting or discovery period of six years from the Effective Time and otherwise on terms and conditions that are no less favorable than the terms and conditions of the Existing D&O Policy;

provided, however, that the Company shall not, without the prior written consent of Parent, expend an amount for such tail policy in excess of the Maximum Premium. If such “tail” policy is purchased, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of the Surviving Corporation under the first sentence of this Section 6.4(b) for so long as such “tail” policy shall be maintained in full force and effect.

(c) If Parent, the Surviving Corporation or any of its successors or assigns: (i) consolidates or merges with any other Person that shall not be the continuing or the surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4.

6.5 Public Announcement. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company. Thereafter, Parent and the Company shall consult with each other and provide each other the reasonable opportunity to review and comment upon any press release or other public statement with respect to the Offer, the Merger or any of the other Contemplated Transactions or the Stockholder Agreements before issuing any such press release or public statement; provided, however, that the foregoing shall not apply to: (a) any press release or public statement made with respect to the Offer, the Merger or any of the other Contemplated Transactions or the Stockholder Agreements that is not inconsistent with, or more expansive in any material respect than, any prior press release or public statement validly made in accordance with this Section 6.5; (b) any press release or other public statement as may be required by any applicable Legal Requirement; or (c) any Adverse Recommendation Change.

6.6 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company and/or its officers or directors relating to any of the Contemplated Transactions, and no such settlement shall be agreed to without Parent’s prior written consent in accordance with clause “(xvii)” of Section 5.2.

6.7 Section 16 Matters. Prior to the Effective Time, the Company shall take such reasonable steps as are required to cause the disposition of Company Common Stock and Company Options in connection with the Merger by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

6.8 Resignation of Officers and Directors. Subject to the provisions of Section 1.3, the Company shall use reasonable efforts to obtain and deliver to Parent at the Closing (effective as of the Effective Time) the resignation of each officer and director of each of the Acquired Corporations.

6.9 Rule 14d–10 Matters. Prior to the Acceptance Time, the Company (acting through the board of directors of the Company or its compensation committee) shall take all such steps as may be required to cause to be exempt under Rule 14d–10(d) promulgated under the Exchange Act any employment compensation, severance or other employee benefit arrangement entered into on or after the date hereof by the Company, Parent or any of their respective Affiliates with current or future directors, officers or employees of the Company and its Affiliates and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

6.10 Delisting. From the Acceptance Time to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to enable the de-listing by the Surviving

Corporation of the Company Common Stock from the Nasdaq Stock Market and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.11 Listing. Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Offer and the Merger pursuant to this Agreement to be approved for listing (subject to official notice of issuance) on the Nasdaq Stock Market.

6.12 Financing.

(a) Parent and Acquisition Sub shall use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and obtain the Debt Financing, including using reasonable best efforts to: (i) maintain in effect the Commitment Letter and negotiate and enter into the Definitive Financing Agreements on the terms and conditions contained in the Commitment Letter and deliver to the Company a copy of any Definitive Financing Agreements to the extent executed prior to the Effective Time promptly after execution thereof; (ii) satisfy on a timely basis (or obtain waiver of) all conditions under the Commitment Letter and, if applicable, the Definitive Financing Agreements applicable to Parent and Acquisition Sub; and (iii) as soon as reasonably practicable, consummate, or cause the consummation of, the Debt Financing, including, in the event of a breach by the other parties thereto that impedes or delays or would reasonably be expected to impede or delay the Acceptance Time or the Effective Time, by making written demands and reasonable requests of such parties to cure such breach or otherwise provide reasonable assurances with respect to such party’s obligations thereunder. If all conditions to the lenders’ obligations under the Commitment Letter or Definitive Financing Agreements, as applicable, have been satisfied, Parent and Acquisition Sub shall use their reasonable best efforts to cause the lenders providing such Debt Financing to fund, at the Acceptance Time, the Financing required to satisfy all of Parent’s and Acquisition Sub’s obligations at the Acceptance Time (provided, however, that nothing herein shall require Parent or Acquisition Sub to take any enforcement action, including through litigation, to cause such lenders to fund such Debt Financing). Parent and Acquisition Sub shall have the right from time to time to amend (including, by adding or replacing lenders, lead arrangers, bookrunners, syndication agents or similar entities), replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter and/or substitute other debt or equity financing for all or any portion of the Debt Financing from the same and/or alternative financing sources; provided, that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter that amends the Debt Financing and/or substitution of all or any portion of the Debt Financing shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned): (A) reduce the aggregate amount of the Debt Financing; (B) impose new or additional conditions precedent or contingencies to the Debt Financing as set forth in the Commitment Letter (unless such conditions precedent or contingencies to the financing would not be: (1) materially adverse to Parent and Acquisition Sub or the Company; and (2) reasonably expected to prevent or impede or delay the Acceptance Time or the Effective Time); or (C) prevent or impede or delay the Acceptance Time or the Effective Time. Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Debt Financing; provided, that Parent shall be under no obligation to disclose any information that is subject to an attorney-client or similar privilege or protection; provided, however, that Parent shall give notice to the Company of the fact that it is withholding such information or documents and thereafter Parent and the Company shall use their respective commercially reasonable efforts to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection. In the event any portion of the Debt Financing becomes unavailable or Parent or Acquisition Sub becomes aware of any event or circumstance that would reasonably be expected to make any portion of the Debt Financing unavailable, in each case, on the terms and conditions contemplated in the Commitment Letter, Parent and Acquisition Sub shall promptly notify the Company and shall use their reasonable best efforts to arrange and obtain from the same and/or alternative financing sources alternative financing upon terms and conditions not materially less favorable, taken as a whole, to Parent, Acquisition Sub and, with respect to conditions or contingencies to such alternative financing, the Company than those set forth in the Commitment Letter, in an amount sufficient, together with any available cash resources, to consummate the Merger, the Offer and the other Contemplated Transactions as promptly as practicable following the occurrence of such event. Parent and Acquisition Sub shall deliver to the Company true and complete copies of all agreements pursuant to any such source of alternative financing shall have committed to provide Parent and Acquisition Sub with any portion of the Debt Financing promptly after execution thereof. Parent and Acquisition Sub shall give the Company prompt notice: (x) of any breach or potential breach threatened in writing by any party to the Commitment Letter or of any condition which may not be satisfied, in each case, of which Parent or Acquisition Sub becomes aware or any termination of the Commitment Letter or the Definitive Financing Agreement that occurs prior to the funding thereunder; (y) the receipt of any written notice or other written communication from any other party thereto with respect to any breach, default, termination or repudiation by any party to any of the Commitment Letter or Definitive Financing Agreement related to the Financing of any provisions of the Commitment Letters or the Definitive Financing Agreement, if applicable, related to the Debt Financing that occurs prior to the funding thereunder; and (z) if at any time for any reason Parent or Acquisition Sub believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions contemplated by the Commitment Letter or the Definitive Financing Agreements, if applicable. As soon as reasonably practicable, following written request by the Company, Parent and Acquisition Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause “(x),” “(y)” or “(z)” of the immediately preceding sentence; provided that they need not provide any information that is subject to contractual confidentiality restrictions, privileged or that is requested for purposes of litigation; provided, however, that, Parent shall: (I) give reasonable notice to the Company of the fact that either it or Acquisition Sub is not providing such information pursuant to this Section 6.12(a); (II) inform the Company with sufficient detail of the reason for not providing such information; and (III) with respect to reasons relating to contractual confidentiality restrictions and privilege, use, and cause Acquisition Sub to use, commercially reasonable efforts to cause the information that is subject to such restriction or privilege to be provided in a manner that would not reasonably be expected to violate such restriction or privilege. On the sixth business day (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) immediately prior to the scheduled Expiration Date, Parent shall make a determination as to whether the Funding Condition is reasonably expected to be satisfied on the scheduled Expiration Date and, if Parent, acting reasonably and in good faith, determines that the Funding Condition is reasonably expected to be satisfied on the scheduled Expiration Date, Parent and Acquisition Sub shall waive such condition prior to 11:59 p.m., Eastern Time, on such sixth business day.

(b) Prior to the Acceptance Time, the Company shall, and shall cause each of its Subsidiaries and the Representatives of the Acquired Corporations to provide, at Parent’s sole expense, cooperation in connection with the arrangement of any Financing as may be reasonably requested by Parent or Acquisition Sub which shall include, but not be limited to, the following:

(i) causing the Company’s senior management and finance department, and using commercially reasonable efforts to cause its other Representatives to participate in a reasonable number of meetings, presentations (including marketing (or similar presentations) and lender and other investor presentations), road shows, sessions with rating agencies and due diligence sessions (including accounting due diligence) in connection with any Financing;

(ii) assisting in the preparation of customary bank information memoranda and bank syndication materials, rating agency presentations, offering documents, private placement memoranda, prospectuses and similar documents as may be requested or required in connection with any Financing, including the syndication thereof, but in each case, solely with respect to the information relating to the Company and its Subsidiaries;

(iii) providing Parent reasonable access at reasonable times all other documentation and information, including all customary financial and other information relating to the Company and its Subsidiaries, and other items, in each case, contemplated by the Commitment Letter and the Definitive Financing Agreements or as otherwise reasonably requested by Parent in connection with any Financing;

(iv) providing reasonable access at reasonable times to properties, books and records of the Acquired Corporations as reasonably requested by Parent or the sources of any Financing, including permitting such persons to perform customary “due diligence” in connection with any Financing;

(v) using commercially reasonable efforts to cause the Company’s independent public accountants to cooperate with Parent’s commercially reasonable efforts to obtain any Financing, including by participating in drafting sessions and accounting due diligence sessions and by promptly providing, upon request: (A) consent to the incorporation of such auditors’ reports in SEC filings and offering memoranda which include any of the Acquired Corporations’ financial information; and (B) customary comfort letters (including “negative assurance” comfort) upon completion of customary procedures;

(vi) furnishing such information and arranging for delivery of any collateral to be physically pledged, in each case, to the extent reasonably necessary to facilitate the pledging of collateral and perfection of liens and the providing of guarantees, in each case, at the Effective Time; and

(vii) furnishing all documentation and other information required by any Governmental Body in connection with any Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT ACT;

provided, that: (1) such requested assistance and cooperation does not unreasonably interfere with the ongoing operations of the Acquired Corporations; (2) none of the Acquired Corporations shall be required to pay any fees (including commitment or other similar fees) or incur any other liability or expense in connection with the Financing (or any replacement thereof) prior to the Effective Time; (3) no incurrence of Indebtedness or other obligation of any Acquired Corporation under any Financing shall be effective until the Effective Time; (4) no Acquired Corporation shall be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of an Acquired Corporation or contravene any Legal Requirement or any contract to which an Acquired Corporation is a party; provided that, the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company and Parent shall use their respective commercially reasonable efforts to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection; (5) no Acquired Corporation shall be required to: (A) take any action that will conflict with or violate such Acquired Corporation’s organizational documents or any Legal Requirement or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any material Contract to which an Acquired Corporation is a party; or (B) issue any bank information memoranda, high-yield offering prospectuses or memoranda required in relation to any Financing (and any such bank information memoranda, high-yield offering prospectuses or memoranda shall reflect the Surviving Corporation and/or its Subsidiaries as the obligors on such Financing); and (6) no Acquired Corporation shall be required to enter into or approve any financing or purchase agreement for any Financing prior to the Effective Time. Parent shall, reasonably promptly upon request by the Company, reimburse the Company for all out of pocket costs and expenses incurred by any Acquired Corporation in connection with such cooperation and assistance. Parent shall indemnify and hold harmless the Acquired Corporations and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them prior to the Effective Time in connection with any Financing or the arrangement of any Financing and any information utilized in connection therewith (other than historical information relating to the Acquired Corporations); except in the event such termination is determined to have arisen out of or resulted from the fraud, willful misconduct, gross negligence or intentional misrepresentation of the Acquired Corporations or their respective Representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction. Notwithstanding anything to the contrary contained in this Agreement, the Financing is and will remain the sole responsibility of Parent and Acquisition Sub and none of Acquired Corporations or any of their respective Representatives: (x) shall be required to waive or amend any terms of this Agreement or agree to pay any commitment or other fees or reimburse any expenses prior to the Effective Time, or give any indemnities that are not contingent on the Effective Time; or (y) shall have any liability or incur any losses, damages or penalties with respect thereto.

(c) If a Commitment Letter is amended, replaced, supplemented or otherwise modified, including as a result of obtaining alternative financing in accordance with Section 6.12(a), or if Parent substitutes other debt or equity financing for all or a portion of the Debt Financing, each of Parent and the Company shall comply with its covenants in Section 6.12(a) and Section 6.12(b) with respect to the Commitment Letter as so amended, replaced, supplemented or otherwise modified and with respect to such other financing to the same extent that Parent and the Company would have been obligated to comply with respect to the Debt Financing.

(d) The Company hereby consents to the use of the trademarks, service marks and logos of the Acquired Corporations in connection with any Financing.

(e) All non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives or any other Person pursuant to this Section 6.12 shall be governed by the provisions of the Confidentiality Agreement; provided, that notwithstanding the terms of the Confidentiality Agreement, upon notice to the Company, Parent may provide such information to potential sources of capital and to rating agencies and prospective lenders and investors during syndication or placement of any Financing (including any alternative financing to be entered into pursuant to Section 6.12(a)) subject to customary confidentiality arrangements with such Persons regarding such information (it being acknowledged by the Company that the confidentiality provisions set forth in the Commitment Letter are customary and acceptable) or as otherwise permitted by the Confidentiality Agreement.

Section 7. CONDITIONS PRECEDENT TO THE MERGER

The respective obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1 Stockholder Approval. If required by applicable Legal Requirements in order to consummate the Merger, this Agreement shall have been duly approved by the Required Company Stockholder Vote.

7.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any

Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal; provided, however, that prior to invoking this Section 7.2, a party shall have taken all actions required of such party under this Agreement to have any such injunction, order or Legal Requirement or other prohibition lifted.

7.3 Consummation of Offer. Acquisition Sub shall have accepted for payment and paid for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer (including any “subsequent offering period” provided by Acquisition Sub pursuant to this Agreement).

Section 8. TERMINATION

8.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned (other than in the case of Section 8.1(a), by written notice of the terminating party (acting through such party’s board of directors or its designee) to the other parties):

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time (notwithstanding receipt of the Required Company Stockholder Vote);

(b) by either Parent or the Company at any time prior to the Effective Time (notwithstanding receipt of the Required Company Stockholder Vote) if a court or other Governmental Body of competent jurisdiction shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of: (i) permanently restraining, enjoining or otherwise prohibiting: (A) the acquisition or acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer; or (B) the Merger; or (ii) making the acquisition of or payment for shares of Company Common Stock pursuant to the Offer, or the consummation of the Merger, illegal; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the issuance of such order, decree or ruling or the taking of such action is attributable to the failure of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either Parent or the Company at any time prior to the Acceptance Time if the Offer shall have expired or shall have been terminated in accordance with the terms of this Agreement (including Exhibit B) without the Minimum Condition having been satisfied and the other Offer Conditions having been satisfied or waived in writing by Parent;

(d) by either Parent or the Company if the Acceptance Time shall not have occurred on or prior to February 28, 2013 (the “Outside Date”);

(e) by Parent within 15 business days after (but in any event prior to the Acceptance Time) a Triggering Event shall have occurred;

(f) subject to the Company’s compliance with Section 5.3(g), by the Company at any time prior to the Acceptance Time in order to accept a Superior Offer and enter into a binding, written, definitive agreement providing for the consummation of the transaction contemplated by such Superior Offer (the “Specified Definitive Acquisition Agreement”), if: (i) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a Specified Definitive Acquisition Agreement; (ii) immediately prior to or substantially concurrently with the termination of this Agreement, the Company enters into the Specified Definitive Acquisition Agreement with respect to such Superior Offer; and (iii) the Company immediately prior to or concurrently with such termination, pays to Parent the payment required to be made to Parent pursuant to Section 8.3(c);

(g) by Parent at any time prior to the Acceptance Time if: (i) any of the Company’s representations or warranties contained in this Agreement shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in clause “(a)” of Exhibit B would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded); or (ii) the Company shall have failed to comply with or perform its covenants or agreements contained in this Agreement, such that the condition set forth in clause “(b)” of Exhibit B would not be satisfied; provided, however, that if: (A) any inaccuracy in any of the Company’s representations or warranties or failure to comply with or perform the Company’s covenants or agreements is curable by the Company prior to the earlier of the Outside Date or 30 days after the date on which the Company is notified by Parent in writing of such inaccuracy or failure to comply with or perform; and (B) the Company is continuing to exercise commercially reasonable efforts to cure such inaccuracy or failure to comply with or perform, then Parent may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or failure to perform: (1) during such 30-day (or shorter) period; or (2) after such 30-day period, if such inaccuracy or failure to comply with or perform shall have been fully cured; provided, further, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if Parent or Acquisition Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(h) by the Company at any time prior to the Acceptance Time if: (i) any of Parent’s representations or warranties contained in this Agreement shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded) and such inaccuracy materially impairs or delays Parent’s or Acquisition Sub’s ability to purchase and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer; or (ii) Parent shall have failed to comply with or perform its covenants or agreements contained in this Agreement and such failure materially impairs or delays Parent’s or Acquisition Sub’s ability to purchase and pay for the shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer; provided, however, that if: (A) any inaccuracy of any of Parent’s representations or warranties or failure to comply with or perform Parent’s covenants or agreements is curable by Parent prior to the earlier of the Outside Date or 30 days after the date on which Parent is notified by the Company in writing of such breach or failure to comply with or perform; and (B) Parent is continuing to exercise commercially reasonable efforts to cure such inaccuracy or failure to comply with or perform, then the Company may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or failure to perform: (1) during such 30-day (or shorter) period; or (2) after such 30-day period, if such inaccuracy or failure to comply with or perform shall have been fully cured; provided, further, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(h) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) Section 6.6, this Section 8.2, Section 8.3 and Section 9 (and the Confidentiality Agreement, other than Section 6 thereof) shall survive the termination of this Agreement and shall remain in full force and effect (it being understood that Section 6 of the Confidentiality Agreement has been superseded by this Agreement and has no further force or effect and nothing contained in the Confidentiality Agreement shall impact Parent’s rights or remedies with respect to fraud); (ii) the termination of this Agreement shall not relieve any party from any liability for any material, knowing and intentional breach of any representation or warranty contained in this Agreement or willful and intentional breach of any covenant or agreement contained in this Agreement; and (iii) no termination of this Agreement shall in any way affect any of the parties’ rights or obligations with respect to any shares of Company Common Stock accepted for payment pursuant to the Offer prior to such termination.

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with: (i) the filing, printing and mailing of the Offer Documents and the Schedule 14D-9 and any amendments or supplements thereto; (ii) the retention of any information agent, depositary or other service provider in connection with the Offer; and (iii) the filing by Parent and the Company of the premerger notification and report forms relating to the Contemplated Transactions under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust or competition-related Legal Requirement.

(b) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c) or Section 8.1(d) and: (i) at or prior to the time of such termination an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made; and (ii) within 12 months after the date of any such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement contemplating an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is executed, then the Company shall pay to Parent, in cash at the earlier of the time such Acquisition Transaction is consummated or the time such definitive agreement is executed, a non-refundable fee in the amount of $37,500,000; provided, however, that for purposes of clause “(ii)” above, all references to “15%” in the definition of Acquisition Transaction shall be deemed to be references to “35%.”

(c) If this Agreement is terminated by: (i) Parent pursuant to Section 8.1(e); (ii) by Parent or the Company pursuant to any other provision of Section 8 during the 15 business day period immediately following the occurrence of a Triggering Event; or (iii) by the Company pursuant to Section 8.1(f), then the Company shall pay to Parent, in cash, a non-refundable fee in the amount of $37,500,000. In the case of termination of this Agreement in the manner set forth in clauses “(i)” or “(ii)” of this Section 8.3(c), the fee referred to in the preceding sentence shall be paid by the Company within two business days after such termination; and in the case of termination of this Agreement in the manner set forth in clause “(iii)” of this Section 8.3(c), the fee referred to in the preceding sentence shall be paid by the Company immediately prior to or concurrently with such termination.

(d) If this Agreement is terminated by: (i) Parent pursuant to Section 8.1(d) and: (A) at the time of such termination, each of the Offer Conditions has been satisfied or waived (other than: (1) the condition set forth in clause “(j)” of Exhibit B (the “Funding Condition”); (2) the condition set forth in clause “(l)” of Exhibit B; (3) the condition set forth in clause “(k)” of Exhibit B; and (4) the Minimum Condition unless, between the seventh and fifth business day immediately prior to the Outside Date, Parent: (x) acting reasonably and in good faith, believes (and publicly announces such belief) that it or Acquisition Sub will receive the Financing by the Outside Date (which public announcement shall not have been subsequently adversely modified or withdrawn); and (y) on or prior to such date, shall have waived the Funding Condition, in which case the Minimum Condition must also have been satisfied); (B) at the time of such termination, Parent and Acquisition Sub have not received the Financing; and (C) the failure of Parent and Acquisition Sub to receive the Financing is not attributable to a breach of: (1) Section 6.12(b); or (2) any covenant or obligation of the Company contained in this Agreement or any other action or failure to act of the Company, in each case, that has caused any condition set forth in Exhibit B of the Commitment Letter not to be satisfied; or (ii) the Company pursuant to Section 8.1(d) and: (A) at the time of such termination, each of the Offer Conditions has been satisfied or waived (other than: (1) the Funding Condition; (2) the condition set forth in clause “(l)” of Exhibit B; (3) the condition set forth in clause “(k)” of Exhibit B; and (4) the Minimum Condition unless, between the seventh and fifth business day immediately prior to the Outside Date, Parent: (x) acting reasonably and in good faith, believes (and publicly announces such belief) that it or Acquisition Sub will receive the Financing by the Outside Date (which public announcement shall not have been subsequently adversely modified or withdrawn); and (y) on or prior to such date, shall have waived the Funding Condition, in which case the Minimum Condition must also have been satisfied); (B) at the time of such termination, Parent and Acquisition Sub have not received the Financing; (C) the failure of Parent and Acquisition Sub to receive the Financing is not attributable to a breach of: (1) Section 6.12(b); or (2) any covenant or obligation of the Company contained in this Agreement or any other action or failure to act of the Company, in each case, that has caused any condition set forth in Exhibit B of the Commitment Letter not to be satisfied; and (D) the Company shall have given Parent written notice at least two business days prior to termination stating the Company’s intention to terminate this Agreement pursuant to Section 8.1(d) (and the basis for such termination), then Parent shall pay to the Company, a non-refundable fee in the amount of $25,000,000 (the “Reverse Termination Fee”). In the case of the termination of this Agreement by the Company pursuant to Section 8.1(d) under the circumstances set forth in the first sentence of this Section 8.3(d), the Reverse Termination Fee shall be paid by Parent within two business days after such termination and, in the case of the termination of this Agreement by Parent pursuant to Section 8.1(d) under the circumstances set forth in the first sentence of this Section 8.3(d), the Reverse Termination Fee shall be paid by Parent at or prior to the time of such termination. Notwithstanding anything to the contrary contained in Section 8.2, Section 8.3, Section 9.12 or elsewhere in this Agreement, except in the case of a Willful Breach, if this Agreement is terminated under the circumstances set forth in the first sentence of this Section 8.3(d), the Company’s right to receive the Reverse Termination Fee pursuant to this Section 8.3(d) shall be the sole and exclusive remedy of the Acquired Corporations and their respective stockholders and Affiliates against Parent or any of its Related Persons for, and the Acquired Corporations (on their own behalf and on behalf of their respective stockholders and Affiliates) shall be deemed to have waived all other remedies (including equitable remedies) with respect to: (1) any failure of the Offer or the Merger to be consummated; (2) any breach by Parent or Acquisition Sub of its obligation to consummate the Offer or the Merger or any other provision set forth in this Agreement; (3) any inaccuracy in any representation or warranty set forth in this Agreement, including any representation or warranty set forth in Section 4.13 or relating to the Financing (regardless of whether such representation or warranty refers specifically to such Financing); and (4) any breach of any of the covenants or obligations set forth in this Agreement, including any covenant or obligation set forth in Section 6.12(a) or relating to the Financing (regardless of whether such covenant or obligation refers specifically to such Financing), unless such inaccuracy or breach constitutes a Willful Breach. Upon payment by Parent of the Reverse Termination Fee pursuant to this Section 8.3(d), except in the case of a Willful Breach, neither Parent nor any of its Related Persons shall have any further liability or obligation (under this Agreement or otherwise) relating to or arising out of this Agreement or any of the Contemplated Transactions, and, except in the case of a Willful Breach, in no event shall any Acquired Corporation (and the Company shall ensure that the Acquired Corporations’ Affiliates do not) seek to recover any money damages or losses, or seek to pursue any other recovery, judgment, damages or remedy (including any equitable remedy) of any kind, in connection with this Agreement or the Contemplated Transactions.

(e) Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 8.3, are an integral part of the Contemplated Transactions, and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if: (i) the Company fails to pay when due any amount payable under this Section 8.3, then: (A) the Company shall reimburse

Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3; and (B) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to 300 basis points over the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid; and (ii) Parent fails to pay when due any amount payable under this Section 8.3, then: (A) Parent shall reimburse the Company for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the Company of its rights under this Section 8.3; and (B) Parent shall pay to the Company interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the Company in full) at a rate per annum equal to 300 basis points over the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

Section 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. Subject to Section 1.3, this Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time prior to the Effective Time, whether before or after the approval of this Agreement by the Company’s stockholders; provided, however, that after any such approval of this Agreement by the Company’s stockholders, no amendment shall be made which by applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Waiver. Subject to Section 1.3(c), in the case of the Company, at any time prior to the Effective Time, the parties may: (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto; or (c) subject to the proviso to the first sentence of Section 9.1 and to the extent permitted by applicable Legal Requirements, waive compliance with any of the agreements or covenants of the other parties or any condition that exists in favor of the waiving party contained herein. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. Subject to the following sentence, none of the representations warranties, covenants and other agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger. This Section 9.3 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.4 Entire Agreement; Counterparts. This Agreement (including all Exhibits and Schedules hereto) and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement (other than Section 2, Section 6 and the second sentence of Section 8 thereof which shall be superceded and shall cease to have any force or effect as of the date of this Agreement) shall not be superseded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

9.5 Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware); (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware). Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 9.9 shall be effective service of process for any such action.

(c) EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF EITHER OF SUCH WAIVERS; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (iii) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5(c).

9.6 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3 (or other applicable provision of this Agreement), and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 3 (or other applicable provision of this Agreement), and shall not be deemed to relate to or to qualify any other representation or warranty, except where it is readily apparent on its face from the substance of the disclosure that such disclosure is intended to qualify another representation or warranty.

9.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by a party, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties to this Agreement, and any attempted assignment of this Agreement or any of such rights or interest hereunder and the delegation of obligations hereunder by a party without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer any right, benefit or remedy of any nature whatsoever upon any Person (other than: (a) the parties hereto; (b) the Indemnified Persons to the extent of their respective rights pursuant to Section 6.4; and (c) the sources of the Debt Financing to the extent of their respective rights pursuant to Section 9.14).

9.9 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent by electronic mail, telegram, cablegram or other electronic transmission, upon delivery; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, one business day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Acquisition Sub:

Riverbed Technology, Inc.

199 Fremont Street

San Francisco, CA 94105

Attention: General Counsel

Facsimile: 415-247-8801

Email: Brett.Nissenberg@riverbed.com

Phone: 415-247-8800

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attention: Keith A. Flaum

James R. Griffin

Facsimile: 650-802-3100

Email: keith.flaum@weil.com

james.griffin@weil.com

Phone: 650-802-3000

if to the Company:

OPNET Technologies, Inc.

7255 Woodmont Avenue

Bethesda, MD 20814

Attention: Marc A. Cohen

Dennis McCoy

Facsimile: 240-497-1060

Email: mcohen@opnet.com

dmccoy@opnet.com

Phone: 240-497-3000

with a copy (which shall not constitute notice) to:

Cooley LLP

One Freedom Square

Reston Town Center

11951 Freedom Drive

Reston, Virginia 20190

Attention: Brent Siler

Facsimile: 703-456-8100

Email: bsiler@cooley.com

Phone: 703-456-8000

and

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304

Attention: Jennifer Fonner DiNucci

Facsimile: 650-849-7400

Email: dinuccijf@cooley.com

Phone: 650-843-5000

9.10 Cooperation. The Company and Parent agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree to negotiate in an effort to replace such invalid or unenforceable term or provision with a valid enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.12 Enforcement. Each of the parties acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by any of the parties in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any of the parties of their respective covenants or obligations contained in this Agreement, the other parties shall be entitled to obtain, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach; this being in addition to any other remedy to which each party is entitled at law or in equity.

9.13 Obligation of Parent. Parent shall cause Acquisition Sub to duly perform, satisfy and discharge on a timely basis each of the covenants, obligations and liabilities of Acquisition Sub under this Agreement.

9.14 Financing Sources. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and irrevocably agree: (a) that in any Legal Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, in which any party and the sources of the Debt Financing are a party arising out of, or relating to, the Contemplated Transactions, the Debt Financing, the Commitment Letter, the Definitive Financing Agreements or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto submits for itself with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (b) not to bring or authorize any of their Affiliates to bring any such Legal Proceeding in any other court; (c) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 9.9 shall be effective service of process against them for any such Legal Proceeding brought in any such court; (d) to waive and hereby waive, to the fullest extent permitted by Legal Requirements, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; (e) to waive and hereby waive any right to trial by jury in respect of any such Legal Proceeding; (f) that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Legal Requirements; (g) that, subject to the proviso below, any such Legal Proceeding shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State; (h) that the sources of the Debt Financing are express third party beneficiaries of, and may enforce, the agreements set forth in this Section 9.14; (i) none of the sources of the Debt Financing will have any liability to the Company or its Affiliates relating to or arising out of this Agreement, the Financing or otherwise, whether in law or in equity, whether in contract or in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the sources of the Debt Financing hereunder or thereunder, and in no event shall the Company be entitled to seek the remedy of specific performance of this Agreement against the sources of the Debt Financing; and (j) that the sources of the Debt Financing are beneficiaries of and may enforce any liability cap or limitation on damages or remedies in this Agreement (including Section 8.3(d)); provided, however, that for purposes of any Legal Proceeding referred to in this Section 9.14, the interpretation of the definition of Company Material Adverse Effect (as defined in the Commitment Letter) shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.15 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document or any Legal Requirement herein shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (iii) any reference herein to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement; and (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(e) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

RIVERBED TECHNOLOGY, INC.

By:	/s/ Jerry M. Kennelly
Name:	Jerry M. Kennelly
Title:	Chairman and Chief Executive Officer

OCTAGON ACQUISITION CORP.

By:	/s/ Jerry M. Kennelly
Name:	Jerry M. Kennelly
Title:	President and Secretary

OPNET TECHNOLOGIES, INC.

By:	/s/ Marc A. Cohen
Name:	Marc A. Cohen
Title:	Chairman and Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A and Exhibit B):

401(k) Plan. “401(k) Plan” shall have the meaning set forth in Section 6.3(a).

Acceptance Time. “Acceptance Time” shall mean the first time as of which Acquisition Sub accepts any shares of Company Common Stock for payment pursuant to the Offer.

Acquired Corporation Databases. “Acquired Corporation Databases” shall have the meaning set forth in Section 3.9(q).

Acquired Corporations. “Acquired Corporations” shall mean, collectively, the Company and the Company Subsidiaries.

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry or request for information (other than an inquiry or request for information made or submitted by Parent or any of its Affiliates) that would reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than an offer, proposal or indication of interest made or submitted by Parent or any of its Affiliates) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Sub. “Acquisition Sub” shall have the meaning set forth in the preamble to this Agreement.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which any of the Acquired Corporations is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class of voting securities (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of any of the Acquired Corporations or the surviving entity in a merger or the resulting direct or indirect parent of such Acquired Corporation or surviving entity; or (iii) in which any of the Acquired Corporations issues securities representing 15% or more of the outstanding securities of any class of voting securities of any of the Acquired Corporations (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class);

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of the Acquired Corporations; or

(c) any liquidation or dissolution of any of the Acquired Corporations.

Adjusted Outstanding Share Number. “Adjusted Outstanding Share Number” shall have the meaning set forth in Section 1.1(b).

Adverse Action. “Adverse Action” shall have the meaning set forth in Section 1.3(c).

Adverse Recommendation Change. “Adverse Recommendation Change” shall have the meaning set forth in Section 5.3(f).

Affiliate. “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Anti-Corruption Laws. “Anti-Corruption Laws” shall have the meaning set forth in Section 3.14.

Book-Entry Shares. “Book-Entry Shares” shall have the meaning set forth in Section 2.6(b).

Capitalization Representations. “Capitalization Representations” shall mean the representations and warranties of the Company contained in Section 3.3(a) (other than the last four sentences thereof), Section 3.3(b) (other than the second, third, fourth, sixth and eighth sentences thereof) and Section 3.3(c).

Cash Consideration. “Cash Consideration” shall have the meaning set forth in Recital B.

Certifications. “Certifications” shall have the meaning set forth in Section 3.4(a).

Closing. “Closing” shall have the meaning set forth in Section 2.3.

Closing Date. “Closing Date” shall have the meaning set forth in Section 2.3.

COBRA. “COBRA” shall have the meaning set forth in Section 3.17(i).

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Commitment Letter. “Commitment Letter” shall have the meaning set forth in Section 4.13(a).

Company. “Company” shall have the meaning set forth in the preamble to this Agreement.

Company Associate. “Company Associate” shall mean any current employee, independent contractor, consultant or director of any of the Acquired Corporations.

Company Board Recommendation. “Company Board Recommendation” shall have the meaning set forth in Section 1.2(a).

Company Common Stock. “Company Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is bound or may, on the basis of an executor obligation or entered into by the Company as permitted hereunder, become bound or under which any of the Acquired Corporations has, or may, on the basis of an executor obligation or entered into the Company as permitted hereunder, be subject to, any obligation; or (c) under which any of the Acquired Corporations has or may, on the basis of an executor obligation or entered by the Company as permitted hereunder, acquire any right or interest.

Company Employee Agreement. “Company Employee Agreement” shall mean any management, employment, severance, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Acquired Corporations and any Company Associate and with respect to which any of the Acquired Corporations has or may have any material liability or obligation, other than: (i) any such Contract with a U.S. based Company Associate that is terminable “at will” without any obligation on the part of the Acquired Corporation to make any severance, change in control or similar payment or provide any benefit; (ii) any such Contract with a non-U.S. based Company Associate that is terminable without payment of severance or notice pay that is required under Legal Requirements; and (iii) any Company Employee Plan.

Company Employee Plans. “Company Employee Plans” shall have the meaning set forth in Section 3.17(a).

Company Financial Statements. “Company Financial Statements” shall mean the: (a) audited consolidated balance sheets of the Company and its Subsidiaries as of March 31, 2010, March 31, 2011 and March 31, 2012 and the related audited consolidated statements of operations, statements of stockholders’ equity and statements of cash flows of the Company and its Subsidiaries for the years then ended, including the notes thereto and the reports of Deloitte & Touche LLP thereon; and (b) unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2012 and the related unaudited consolidated statements of operations, statements of stockholders’ equity and statements of cash flows of the Company and its Subsidiaries for the three months then ended.

Company Intellectual Property. “Company Intellectual Property” shall mean: (a) all Intellectual Property Rights in or to the Company Products and all Intellectual Property Rights in or to Company Product Software; and (b) all other Intellectual Property Rights and Intellectual Property in which any of the Acquired Corporations has (or purports to have) an ownership interest or a license, or that is otherwise used or to be used in the business of any of the Acquired Corporations as currently conducted or as currently proposed to be conducted.

Company IP Contract. “Company IP Contract” shall mean any Contract to which any of the Acquired Corporations is or was a party or by which any Acquired Corporation is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company Intellectual Property or any Intellectual Property developed by, with or for any of the Acquired Corporations.

Company Leases. “Company Leases” shall have the meaning set forth in Section 3.8(b).

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, development, event or circumstance that, considered together with all other effects, changes, developments, events or circumstances, constitutes a material adverse effect on: (a) the business, financial condition or results of operations of the Acquired Corporations, taken as a whole; or (b) the ability of the Company to consummate the Offer, the Merger or any of the other Contemplated Transactions or to perform any of its obligations under this Agreement; provided, however, that with respect to clause “(a)” above, none of the following, either alone or in combination, shall be deemed to constitute a Company Material Adverse Effect (and shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur): (i) adverse economic, business, financial, technological or regulatory conditions in the United States or in other locations in which the Acquired Corporations have material operations (including changes in the securities markets and credit markets) that do not disproportionately affect the Acquired Corporations, taken as a whole relative to the other companies in the application and network performance management industry; (ii) adverse economic, business, financial, technological or regulatory conditions that generally affect the application and network performance management industry and that do not disproportionately affect the Acquired Corporations, taken as a whole relative to the other companies in the application and network performance management industry; (iii) changes in the stock price or trading volume of the Company Common Stock (it being understood, however, that, unless otherwise prohibited by clauses “(i)” through “(ix)” of this proviso, the facts or circumstances giving rise to any such change in stock price or trading volume may be taken into account in determining whether there has been a Company Material Adverse Effect); (iv) the failure of the Company to meet internal or securities analysts’ expectations or projections (it being understood, however, that, unless otherwise prohibited by clauses “(i)” through “(ix)” of this proviso, the facts or circumstances giving rise to any such failure may be taken into account in determining whether there has been a Company Material Adverse Effect); (v) any adverse effect, including loss of employees, customers or suppliers by the Company, arising from or otherwise predominately relating to the announcement, pendency or anticipated consummation of any of the Contemplated Transactions; (vi) any adverse effect arising from or otherwise related to changes in Legal Requirements or applicable accounting regulations or principles or interpretations thereof that do not disproportionately affect the Acquired Corporations, taken as a whole relative to the other companies in the application and network performance management industry; (vii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or any natural disaster, in each case, after the date hereof, that do not disproportionately affect the Acquired Corporations, taken as a whole relative to the other companies in the application and network performance management industry; (viii) any shareholder class action or derivative litigation commenced against the Company since the date of this Agreement and arising from allegations of breach of fiduciary duty of the Company’s directors relating to their approval of this Agreement or from allegations of false or misleading public disclosure by the Company with respect to this Agreement; or (ix) any specific action taken by the Company: (A) at the express written direction of Parent or Acquisition Sub as long as such action was taken in a manner consistent with such direction; or (B) that is required to be so taken by the terms of this Agreement as long as such action was taken in a manner consistent with such requirement (it being understood this clause “(ix)” shall not include any action or inaction by any Acquired Corporation that is pursuant to any of the covenants and obligations contained in Section 5.2 of this Agreement or that is conducted in the ordinary course of business).

Company Option Plans. “Company Option Plans” shall mean, collectively, the Amended and Restated 2000 Stock Incentive Plan, the 2000 Director Stock Option Plan and the 2010 Stock Incentive Plan, but not the ESPP.

Company Options. “Company Options” shall mean options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted), but excluding the purchase rights under the ESPP.

Company Preferred Stock. “Company Preferred Stock” shall mean the Preferred Stock, par value $0.001 per share, of the Company.

Company Privacy Policy. “Company Privacy Policy” shall mean each external or internal, past or present privacy policy of any Acquired Corporation, including any policy relating to: (a) the privacy of users of any Acquired Corporation website; (b) the collection, storage, disclosure, and transfer of any User Data or Personal Data; and (c) any employee Personal Data.

Company Product. “Company Product” shall mean any product (including software products that address application performance, management network performance, network engineering, operations and planning and network equipment manufacturing) or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any

Acquired Corporation; or (b) currently under development by or for any Acquired Corporation (whether or not in collaboration with another Person).

Company Product Software. “Company Product Software” shall mean any software (regardless of whether such software is owned by an Acquired Corporation or licensed to an Acquired Corporation by a third party, and including firmware and other software embedded in hardware devices) contained or included in or provided with any Company Product or used directly in the development, manufacturing, maintenance, repair, support, testing or performance of any Company Product.

Company Restricted Stock. “Company Restricted Stock” shall mean shares of Company Common Stock subject to vesting or other lapse restrictions (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted), but excluding purchase rights under the ESPP.

Company Restricted Stock Units. “Company Restricted Stock Units” shall mean all restricted stock units covering shares of Company Common Stock (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

Company SEC Document. “Company SEC Document” shall mean each report, schedule, registration statement, proxy, form or statement filed with the SEC by the Company.

Company Stockholders Meeting. “Company Stockholders Meeting” shall have the meaning set forth in Section 6.1(a).

Company Subsidiary. “Company Subsidiary” shall mean each of: (a) OPNET Analysis, Inc.; (b) OPNET Technologies Societe par Actions Simplifie; (c) OPNET Technologies Limited; (d) OPNET Technologies b.v.b.a.; (e) OPNET Technologies GmbH; (f) OPNET Technologies Asia Pte. Ltd.; (g) OPNET Technologies Pty Ltd.; and (h) Clarus Systems, Inc.

Computer Software. “Computer Software” shall mean computer software, data files, source and object codes, tools, user interfaces, manuals and other specifications and documentation and all know-how relating thereto.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of January 11, 2012, between the Company and Parent.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean all actions and transactions contemplated by this Agreement, including: (a) the Offer and the acceptance for payment and acquisition of shares of Company Common Stock pursuant to the Offer; (b) the Top-Up Option; and (c) the Merger.

Continuing Directors. “Continuing Directors” shall have the meaning set forth in Section 1.3(a).

Continuing Employees. “Continuing Employees” shall have the meaning set forth in Section 6.3(c).

Contract. “Contract” shall mean any agreement, contract, subcontract, lease, instrument, note, debenture, indenture, warrant, option, warranty, purchase order, license or sublicense or legally binding commitment or undertaking of any nature.

Conversion Ratio. “Conversion Ratio” shall have the meaning set forth in Section 5.4(a).

Debt Financing. “Debt Financing” shall have the meaning set forth in Section 4.13(a).

Definitive Financing Agreements. “Definitive Financing Agreements” shall have the meaning set forth in Section 4.13(b).

DGCL. “DGCL” shall have the meaning set forth in Section 1.2(a).

Disclosure Schedule. “Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 and that has been delivered by the Company to Parent on the date hereof.

Dissenting Shares. “Dissenting Shares” shall have the meaning set forth in Section 2.7(a).

EDGAR. “EDGAR” shall mean the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

Effective Time. “Effective Time” shall have the meaning set forth in Section 2.3.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, license, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Enforceability Exceptions. “Enforceability Exceptions” shall mean: (a) legal limitations on enforceability arising from applicable bankruptcy and other similar Legal Requirements affecting the rights of creditors generally; (b) legal limitations on enforceability arising from rules of law governing specific performance, injunctive relief and other equitable remedies; and (c) legal limitations on the enforceability of provisions requiring indemnification against liabilities under securities laws in connection with the offering, sale or issuance of securities.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any Legal Requirement relating to: (a) pollution or to the protection of human health, the environment (including air, surface water, ground water, land surface or subsurface strata) or natural resources; (b) emissions, discharges, releases or threatened releases of Materials of Environmental Concern; or (c) the manufacture, processing, distribution, use, treatment, storage, disposal, collection, recycling, labeling, packaging, sale, transport or handling of Materials of Environmental Concern or any product or waste containing Materials of Environmental Concern, including any product content or product take-back requirements.

ERISA. “ERISA” shall have the meaning set forth in Section 3.17(a).

ESPP. “ESPP” shall have the meaning set forth in Section 3.3(b).

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Exchange Agent. “Exchange Agent” shall have the meaning set forth in Section 2.6(a).

Existing D&O Policy. “Existing D&O Policy” shall have the meaning set forth in Section 6.4(b).

Expiration Date. “Expiration Date” shall have the meaning set forth in Section 1.1(d).

Export Approvals. “Export Approvals” shall mean all Consents, orders, export licenses, license exceptions, and declarations from, all required notices to, and all required filings with, all Governmental Bodies required for: (a) the export and re-export of each of the Acquired Corporations’ products, services, software and technologies; and (b) releases of technologies and software to foreign nationals located in the United States and abroad.

Final Purchase Date. “Final Purchase Date” shall have the meaning set forth in Section 5.4(g).

Financing. “Financing” shall mean a financing (whether the Debt Financing or otherwise) under which Parent or Acquisition Sub (either directly or through any of its Subsidiaries) receives proceeds that are sufficient to enable Parent and Acquisition Sub to consummate the Offer and the Merger in accordance with the terms of this Agreement.

Foreign Plan. “Foreign Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation of Company Associates: (a) that is mandated by a Governmental Body outside the United States and to which any of the Acquired Corporations is required to contribute; (b) under which any of the Acquired Corporations has any material liability in respect of Company Associates whose services are or have been performed primarily outside of the United States; or (c) that is subject to any of the Legal Requirements of any jurisdiction outside the United States.

Funding Condition. “Funding Condition” shall have the meaning set forth in Section 8.3(d).

FY 2013 Annual Incentive Bonus Plan. “FY 2013 Annual Incentive Bonus Plan” shall mean that certain annual incentive bonus plan of the Company entitled “FY 2013 Annual Bonus Plan” as set forth as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 3, 2012.

Governmental Authorization. “Governmental Authorization” shall mean any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement (including any of the foregoing that relate to export control).

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, ministry, any court or other tribunal and any stock exchange or self-regulatory organization).

Grant Date. “Grant Date” shall have the meaning set forth in Section 3.3(b).

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indemnified Persons. “Indemnified Persons” shall have the meaning set forth in Section 6.4(a).

Initial Expiration Date. “Initial Expiration Date” shall have the meaning set forth in Section 1.1(d).

Intellectual Property. “Intellectual Property” shall mean, collectively: (a) all United States and non-United States registered, unregistered and pending: (i) trade names, trade dress, trademarks, service marks, assumed names, business names and logos, internet domain names and URLs and all registrations and applications therefore (“Trademarks”), and the goodwill symbolized thereby; (ii) copyrights (including those in Computer Software), and all registrations and applications therefor; and (iii) Patents; and (b) all: (i) Computer Software; (ii) websites and webpages and related items, and all intellectual property and proprietary rights incorporated therein; and (iii) other intellectual property and proprietary rights, including rights of publicity, privacy, moral rights and rights of attribution.

Intellectual Property Rights. “Intellectual Property Rights” shall mean all past and present rights of the following types, which exist or have been created under the Legal Requirements of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) Trademark and trade name rights and similar rights; (c) trade secret rights; (d) Patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

Intervening Event. “Intervening Event” shall have the meaning set forth in Section 5.3(h).

Knowledge. “knowledge” shall mean, with respect to the Company, the actual knowledge of Alain J. Cohen, Marc A. Cohen, Steven G. Finn, Ronald W. Kaiser, William F. Stasior and Mel F. Wesley and such knowledge that such Persons would reasonably be expected to obtain in the ordinary course in connection with discharging their duties as an officer or employee of the Company, or with respect to Parent, the actual knowledge of the executive officers of Parent and such knowledge that such Persons would reasonably be expected to obtain in the ordinary course in connection with discharging their duties as an executive officer of Parent.

Leased Real Property. “Leased Real Property” shall have the meaning set forth in Section 3.8(b).

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) (or any hearing, inquiry, audit or examination of which the Company is or becomes aware) commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, or foreign law, statute, constitution, principle of common law, resolution, ordinance, code, edict, directive, decree, rule, regulation or ruling issued, enacted, adopted, promulgated, implemented by any Governmental Body.

Made Available. “Made Available” shall mean, with respect to any documents or other materials relating to the Acquired Corporations, that such documents or other materials were actually delivered by the Company to Parent or its counsel at least two business days prior to the date hereof or were at all times between 11:59 p.m. Pacific Time on October 27, 2012 and the date hereof located in the electronic data room organized by the Company in connection with the diligence investigation conducted by Parent or were available on EDGAR at least two business days prior to the date of this Agreement.

Marketing Period. “Marketing Period” shall mean the first period of 15 consecutive calendar days after the later of: (a) November 30, 2012; and (b) the date on which Parent shall have provided (or cause to have been provided), and the arrangers party to the Commitment Letter shall have received, the information required to be delivered pursuant to clause “(k)” of Exhibit B to the Commitment Letter for purposes of the syndication provided therein; provided that: (i) the Marketing Period shall end on any earlier date that is the date on which all of the proceeds of the Debt Financing have been obtained; and (ii) the Marketing Period shall end on or prior to December 21, 2012 or, if the Marketing Period has not ended on or prior to December 21, 2012, then such period shall begin on or after January 2, 2013.

Material Contract. “Material Contract” shall have the meaning set forth in Section 3.10(a).

Material of Environmental Concern. “Material of Environmental Concern” shall mean chemicals, pollutants, contaminants, emissions, wastes, substances, petroleum and petroleum products and any other substance that is now regulated by, or gives rise to liability under, any Environmental Law.

Maximum Premium. “Maximum Premium” shall have the meaning set forth in Section 6.4(b).

Merger. “Merger” shall have the meaning set forth in Recital C.

Merger Price. “Merger Price” shall have the meaning set forth in Section 2.5(a)(iv).

Minimum Condition. “Minimum Condition” shall have the meaning set forth in Section 1.1(b).

Most Recent Balance Sheet. “Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2012 included in the Company Financial Statements.

Offer. “Offer” shall have the meaning set forth in Recital B.

Offer Commencement Date. “Offer Commencement Date” shall have the meaning set forth in Section 1.1(a).

Offer Conditions. “Offer Conditions” shall have the meaning set forth in Section 1.1(b).

Offer Documents. “Offer Documents” shall have the meaning set forth in Section 1.1(e).

Offer Price. “Offer Price” shall have the meaning set forth in Recital B.

Offer to Exchange. “Offer to Exchange” shall have the meaning set forth in Section 1.1(e).

Officials. “Officials” shall have the meaning set forth in Section 3.14.

Open Source Code. “Open Source Code” shall mean any Computer Software that is distributed under “open source” or “free software” terms, including any Computer Software distributed under the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms and including any Computer Software distributed with any license term or condition that: (a) requires or could require, or conditions or could condition, the use or distribution of such Computer Software on the disclosure, licensing, or distribution of any source code for any portion of such Computer Software or any derivative work of such Computer Software; or (b) otherwise imposes or could impose any limitation, restriction, or condition on the right or ability of the licensee of such software to use or distribute such Computer Software or any derivative work of such Computer Software.

Outside Date. “Outside Date” shall have the meaning set forth in Section 8.1(d).

Owned Registered IP. “Owned Registered IP” shall have the meaning set forth in Section 3.9(b).

Parent. “Parent” shall have the meaning set forth in the preamble to this Agreement.

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, par value $0.0001 per share, of Parent.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any effect, change, development, event or circumstance that, considered together with all other effects, changes, developments, events or circumstances, constitutes a material adverse effect on: (a) the business, financial condition or results of operations of Parent or any of its Subsidiaries, taken as a whole; or (b) the ability of Parent or Acquisition Sub to consummate the Offer, the Merger or any of the other Contemplated Transactions or to perform any of their respective obligations under this Agreement; provided, however, that, with respect to clause “(a)” above, none of the following, either alone or in combination, shall be deemed to constitute a Parent Material Adverse Effect (and shall not be taken into account in determining whether a Parent Material Adverse Effect has occurred or is reasonably expected to occur): (i) adverse economic, business, financial, technological or regulatory conditions in the United States or in other locations in which Parent or any of its Subsidiaries have material operations (including changes of securities markets and credit markets) that do not disproportionately affect the Acquired Corporations, taken as a whole, relative to the other companies in the information technology infrastructure and cloud computing industry; (ii) adverse economic, business, financial, technological or regulatory conditions that generally affect the information technology infrastructure and cloud computing industry and that do not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to the other companies in the information technology infrastructure and cloud computing industry; (iii) changes in the stock price or trading volume of Parent Common Stock (it being understood, however, that, unless otherwise prohibited by clauses “(i)” through “(vii)” of this proviso, the facts or circumstances giving rise to any such change in stock price or trading volume may be taken into account in determining whether there has been a Parent Material Adverse Effect); (iv) the failure of Parent to meet internal or securities analysts’ expectations or projections (it being understood, however, that, unless otherwise prohibited by clauses “(i)” through “(vii)” of this proviso, the facts or circumstances giving rise to any such failure may be taken into account in determining whether there has been a Parent Material Adverse Effect); (v) any adverse effect arising from or otherwise related to changes in Legal Requirements or applicable accounting regulations or principles or interpretations thereof that do not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to the other companies in the information technology infrastructure and cloud computing industry; (vi) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or any natural disaster, in each case, after the date hereof, that do not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to the other companies in the information technology infrastructure and cloud computing industry; or (vii); any adverse effect, including loss of employees, customers or suppliers by Parent, arising from or otherwise predominately relating to the pendency or anticipated consummation of any of the Contemplated Transactions.

Parent SEC Documents. “Parent SEC Documents” shall have the meaning set forth in initial paragraph of Section 4.

Patents. “Patents” shall mean patents (including utility, utility model, plant and design patents, and certificates of invention), patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, and re-examination applications), patent or invention disclosures, registrations, applications for registrations and any term extension or other action by a Governmental Body which provides rights beyond the original expiration date of any of the foregoing.

PATRIOT ACT. “PATRIOT ACT” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

Payment Fund. “Payment Fund” shall have the meaning set forth in Section 2.6(a).

PBGC. “PBGC” shall have the meaning set forth in Section 3.17(g).

Permitted Encumbrances. “Permitted Encumbrances” shall mean: (a) statutory Encumbrances for Taxes or other governmental charges not yet due and payable or that are being contested in good faith and for which adequate reserves have been established on the Company Financial Statements in accordance with generally accepted accounting principles; (b) Encumbrances arising under worker’s compensation, unemployment insurance, social security and retirement legislation that is not material to any Acquired Corporation; (c) mechanics’, materialmen’s, carriers’, workers’, repairers’ and landlords’ Encumbrances, arising in the ordinary course of business that are not material in amount and that secure obligations that are not overdue for a period of more than 30 days; (d) non-exclusive licenses of Intellectual Property (including any Standard User Licenses) granted in the ordinary course of business; and (e) other immaterial Encumbrances arising in the ordinary course of business that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any Acquired Corporation.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

Pre-Closing Period. “Pre-Closing Period” shall have the meaning set forth in Section 5.1.

Preliminary Prospectus. “Preliminary Prospectus” shall have the meaning set forth in Section 1.1(e).

Privacy Law. “Privacy Law” shall mean any Legal Requirement regulating the privacy and/or security of individually identifiable or personably identifiable information, including laws providing for notification of breach of privacy or security of such information.

Promissory Note. “Promissory Note” shall have the meaning set forth in Section 1.4(b).

Proxy Statement. “Proxy Statement” shall mean the proxy of the Company to be sent to the Company’s stockholders in connection with the Company Stockholders Meeting.

Registered IP. “Registered IP” shall mean all Intellectual Property that is registered, filed, issued or granted under the authority of, with or by any Governmental Body, including all Patents,

registered copyrights, registered mask works, registered Trademarks, domain names and all applications for any of the foregoing.

Registration Statement. “Registration Statement” shall have the meaning set forth in Section 1.1(e).

Related Parties. “Related Parties” shall mean Acquisition Sub and each of its’ and Parent’s respective former, current and future direct or indirect equity holders, controlling persons, partners, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees.

Representatives. “Representatives” shall mean any officers, directors, agents, attorneys, accountants and financial advisors.

Required Company Stockholder Vote. “Required Company Stockholder Vote” shall have the meaning set forth in Section 3.24.

Reverse Termination Fee. “Reverse Termination Fee” shall have the meaning set forth in Section 8.3(d).

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

Schedule 14D-9. “Schedule 14D-9” shall have the meaning set forth in Section 1.2(b).

Schedule TO. “Schedule TO” shall have the meaning set forth in Section 1.1(e).

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Specified Definitive Acquisition Agreement. “Specified Definitive Acquisition Agreement” shall have the meaning set forth in Section 8.1(f).

Standard User License. “Standard User License” shall have the meaning set forth in Section 3.9(c)(ii).

Stock Certificates. “Stock Certificates” shall have the meaning set forth in Section 2.6(b).

Stock Consideration. “Stock Consideration” shall have the meaning set forth in Recital B.

Stockholder Agreements. “Stockholder Agreements” shall have the meaning set forth in Recital D.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other comparable body; or (b) at least 50% of the outstanding equity or voting interests issued by such Entity.

Superior Offer. “Superior Offer” shall mean an unsolicited, bona fide written Acquisition Proposal that, if consummated, would result in a Person or “group” (as defined in the Exchange Act and the rules thereunder) owning, directly or indirectly: (a) 50% or more of the outstanding securities of any class of voting securities (or instruments convertible into or exercisable or exchangeable for 50% or more of such class) of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity; or (b) 50% or more of the assets of the Acquired Corporations, taken as a whole, which the board of directors of the Company determines in good faith, after taking into account the advice of the Company’s independent financial advisor and the Company’s outside legal counsel, is more favorable to the Company’s stockholders from a financial point of view than the terms of the Offer or the Merger, taking into account all financial, legal, regulatory and other aspects (including the likelihood of consummation on the terms proposed) of such proposal and the Person making the proposal (including any changes to the terms of this Agreement proposed by Parent to the Company in response to such proposal or otherwise, and any fees payable by the Company hereunder).

Surviving Corporation. “Surviving Corporation” shall have the meaning set forth in Section 2.1.

Tax. “Tax” shall mean: (a) any tax (including taxes based upon or measured by income, capital gains, gross receipts, profits, employment or occupation, and shall include any value-added tax, franchise tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax); (b) any fine, penalty or interest imposed by or under the authority of any Taxing authority; and (c) any liability in respect of any items described in clauses “(a)” or “(b)” payable by reason of Contract, assumption, transferee or successor liability, operation of applicable Legal Requirement, Treasury Regulation Section 1.1502-6(a) (or any similar Legal Requirement) or otherwise (other than credit or other commercial agreements the primary purpose of which does not relate to Taxes).

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, including any amendments thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Top-Up Option. “Top-Up Option” shall have the meaning set forth in Section 1.4(a).

Top-Up Shares. “Top-Up Shares” shall have the meaning set forth in Section 1.4(a).

Trademark. “Trademark” shall have the meaning set forth in the definition of Intellectual Property.

Trade Secrets. “Trade Secrets” shall mean any: (a) trade secrets; or (b) any confidential unpatented or unpatentable invention or technology, know-how, processes, technical information, formulae, developments, discoveries, compounds, molecules, protocols, reagents, experiments, lab results, data of any type whatsoever (including analytical and quality control and stability data), tests and test data (including pharmacological, chemical, toxicological and clinical test data), development tools, practices, techniques, methods, specifications, formulations, diagrams, studies and procedures, concepts, ideas, research and development, business plans, strategies or other confidential information or materials, and all rights in any tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, specimens, studies and summaries, which, in the case of the items included in this clause “(b)” have value or confer a competitive advantage to the owner thereof due to not being generally known or publicly disseminated.

Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (a) the board of directors of the Company or any committee thereof shall have made an Adverse Recommendation Change; (b) the Company shall have failed to include in the Schedule 14D-9 the Company Board Recommendation; (c) following the disclosure, announcement, commencement, submission or receipt of an Acquisition Proposal or following the delivery to Parent of a notice under Section 5.3(g) or Section 5.3(h), the board of directors of the Company fails to reaffirm unanimously and publicly its recommendation of this Agreement, the Offer and the Merger, within five business days (or, if earlier, prior to the Acceptance Time) after Parent requests in writing that such recommendation be reaffirmed publicly; (d) a tender or exchange offer for 15% or more of the outstanding shares of Company Common Stock shall have been commenced (other than by Parent or Acquisition Sub) and the Company shall not have filed, within 10 business days after the commencement of such tender or exchange offer (or, if earlier, prior to the Acceptance Time), a Schedule 14D-9 disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming its recommendation of this Agreement, the Offer and the Merger; (e) the Company or any Representative of the Company shall have breached any of the provisions set forth in Section 5.3 in any material respect and such breach shall have resulted in an Acquisition Proposal being announced, submitted or made; or (f) either Alain J. Cohen or Marc A. Cohen, as the case may be, shall have materially breached the Stockholder Agreement applicable to him.

User Data. “User Data” shall mean any Personal Data or other data or information collected by or on behalf of any Acquired Corporation from users of any Acquired Corporation website.

Viruses. “Viruses” shall have the meaning set forth in Section 3.9(k).

WARN Act. “WARN Act” shall have the meaning set forth in Section 3.17(w).

Willful Breach. There shall be deemed to be a “Willful Breach” by Parent of a representation or warranty made by Parent only if: (a)(i) at the time such representation or warranty was made, Parent had knowledge of its inaccuracy; or (ii) Parent shall have deliberately taken action, or have deliberately failed to take action, in either case, with the knowledge that such action would cause a representation or warranty contained in this Agreement to become inaccurate; (b) the inaccuracy of such representation or warranty has a material effect on the ability of Parent to consummate the Offer; and (c) the inaccuracy of such representation or warranty shall not have been cured in all material respects. There shall be deemed to be a “Willful Breach” by Parent of a covenant or obligation of Parent only if: (i) Parent shall have deliberately taken action, or have deliberately failed to take action, in either case, with the knowledge that such action would constitute a breach of any covenant or obligation contained in this Agreement; (ii) the breach of such covenant or obligation was a material effect on the ability of Parent to consummate the Offer; and (iii) the breach of such covenant or obligation shall not have been cured in all material respects (it being understood that the determination by Parent or Acquisition Sub not to consummate the Offer or the Merger in the event that the Financing has not been received shall not be deemed to be a Willful Breach).

EXHIBIT B

CONDITIONS TO THE OFFER

The obligation of Acquisition Sub to accept for payment and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the additional conditions set forth in clauses “(a)” through “(l)” below. Accordingly, notwithstanding any other provision of the Offer or this Agreement to the contrary, Acquisition Sub shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered shares of Company Common Stock, and, to the extent permitted by this Agreement, may terminate the Offer: (i) upon termination of this Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(d) of this Agreement) or amend the Offer as otherwise permitted by this Agreement, if: (A) the Minimum Condition shall not be satisfied by 12:00 midnight, Eastern Time, on the Expiration Date of the Offer; or (B) any of the following additional conditions shall not be satisfied or waived in writing by Parent:

(a)(i) each of the representations and warranties of the Company contained in this Agreement, other than the Capitalization Representations and the representations and warranties contained in Section 3.5(a) (Absence of Changes; Company Material Adverse Effect), Section 3.17(z) (Employee and Labor Matters; Benefit Plans (Rule 14d-10(d)), Section 3.23 (Inapplicability of Anti-takeover Statutes), Section 3.24 (Vote Required) and Section 3.26 (Fairness Opinion), shall be accurate in all respects as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; (ii) each of the representations and warranties contained in Section 3.24 (Vote Required) and Section 3.26 (Fairness Opinion), shall have been accurate in all material respects as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date (other than such representations and warranties made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; (iii) each of the representations and warranties contained in Section 3.5(a) (Absence of Changes; Company Material Adverse Effect), Section 3.17(z) (Employee and Labor Matters; Benefit Plans (Rule 14d-10(d)) and Section 3.23 (Inapplicability of Anti-takeover Statutes), shall have been accurate in all respects as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and (iv) each of the Capitalization Representations shall have been accurate in all respects as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties that are de minimis in nature will be disregarded;

(b) the Company shall have complied with or performed in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Acceptance Time;

(c) since the date hereof, there shall not have been any Company Material Adverse Effect and no event shall have occurred or circumstances shall exist that, in combination with any other events or circumstances would reasonably be expected to have or result in a Company Material Adverse Effect;

(d) the waiting period (or any extension thereof) applicable to the Offer or the Merger under the HSR Act shall have expired or been terminated;

(e) any waiting period applicable to the Offer or the Merger under any applicable foreign antitrust or competition-related Legal Requirement shall have expired or been terminated, and any Consent required under any applicable foreign antitrust or competition-related Legal Requirement in connection with the Offer or the Merger shall have been obtained and shall be in full force and effect;

(f) Parent and the Company shall have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses “(a),” “(b)” and “(c)” of this Exhibit B have been duly satisfied;

(g) no temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or preventing consummation of the Merger or any of the other Contemplated Transactions or the Stockholder Agreements shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or applicable to the Offer or the Merger or any of the other Contemplated Transactions that makes the acquisition of or payment for shares of Company Common Stock pursuant to the Offer, or the consummation of the Merger or any of the other Contemplated Transactions or the Stockholder Agreements, illegal or violative of any Legal Requirement;

(h) there shall not be pending or overtly threatened any Legal Proceeding in which any Governmental Body is or has overtly threatened to become a party: (i) challenging or seeking to restrain or prohibit the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or the consummation of the Merger or any of the other Contemplated Transactions or the Stockholder Agreements; (ii) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of any of the Acquired Corporations; or (iii) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any shares of Company Common Stock or any material assets as a result of the Offer, the Merger or any of the other Contemplated Transactions;

(i) the Registration Statement shall be effective and no “stop order” proceedings shall have been threatened or initiated against Parent with respect to the Offer;

(j) Parent or Acquisition Sub (either directly or through any of its Subsidiaries) shall have received the proceeds of the Financing;

(k) the Marketing Period shall have been completed; and

(l) this Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and (except for the Minimum Condition) may be waived by Parent and Acquisition Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Acquisition Sub. The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.